UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Bankrate, Inc.

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BANKRATE, INC.

1675 Broadway, 22nd Floor

New York, New York 10019

(917) 368-8600

April 28, 2017

Dear Bankrate, Inc. Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of Bankrate, Inc., to be held on June 20, 2017. The Annual Meeting will begin promptly at 9:00 a.m., local time, at our offices at 9430 Research Blvd., Bldg. 4, Suite #400, Austin, Texas 78759.

A Notice of Annual Meeting of Stockholders and the Proxy Statement for the meeting are attached. To ensure your representation at the Annual Meeting, you are urged to vote by proxy via the Internet or telephone pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials; or by completing, dating, signing and returning a proxy card.

The Notice of Annual Meeting and Proxy Statement on the following pages contain information about the official business of the Annual Meeting. Whether or not you expect to attend, please vote your shares now. Of course, if you decide to attend the Annual Meeting, you will have the opportunity to revoke your proxy and vote your shares in person. This Proxy Statement is also available at investor.bankrate.com.

We look forward to your participation and thank you for your support of our business.

Sincerely,

Kenneth S. Esterow
President and Chief Executive Officer

BANKRATE, INC.

1675 Broadway, 22nd Floor

New York, New York 10019

(917) 368-8600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 20, 2017

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bankrate, Inc. will be held at our offices at 9430 Research Blvd., Bldg. 4, Suite #400, Austin, Texas 78759, at 9:00 a.m., local time, on June 20, 2017, for the following purposes:

1.	To elect as directors the 2 nominees named in the proxy statement that follows;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year; and

3.	To transact any other business as may properly come before the Annual Meeting, or at any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on April 24, 2017 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. The Notice of Internet Availability of Proxy Materials (the “Notice”) was first sent to stockholders of record on- or about April 28, 2017, and we provided access to our proxy materials over the Internet on or before that date. The Notice contains instructions on how to access an electronic copy of the proxy materials, including the proxy statement and the Company’s 2016 Annual Report. The Notice also contains instructions on how to request a paper copy of the proxy statement.

By Order of the Board of Directors,

James R. Gilmartin
Senior Vice President, General Counsel
and Corporate Secretary

April 28, 2017

New York, New York

BANKRATE, INC.

1675 Broadway, 22nd Floor

New York, New York 10019

(917) 368-8600

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

JUNE 20, 2017

INFORMATION CONCERNING SOLICITATION AND VOTING

Introduction

We are furnishing this Proxy Statement on behalf of the Board of Directors (the “Board of Directors”) of Bankrate, Inc., a Delaware corporation, for use at our 2017 Annual Meeting of Stockholders, or at any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our offices at 9430 Research Blvd., Bldg. 4, Suite #400, Austin, Texas 78759, at 9:00 a.m. local time, on June 20, 2017.

As used in this Proxy Statement, the terms “us”, “we”, “our” and the “Company” refer to Bankrate, Inc., and, where appropriate, Bankrate, Inc., and its subsidiaries. The term “Common Stock” means shares of our common stock, par value $0.01 per share.

Stockholders Entitled to Notice and to Vote; Quorum

Only holders of record of our Common Stock at the close of business on April 24, 2017, which the Board of Directors has set as the record date, are entitled to notice of, and to vote at, the Annual Meeting. As of April 24, 2017, we had 89,512,596 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, and our shares of Common Stock were held by approximately 147 stockholders of record. Each stockholder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a matter to be voted on at the Annual Meeting constitutes a quorum for action on that matter. The shares of Common Stock represented by properly executed proxy cards or properly authenticated voting instructions recorded electronically through the Internet or by telephone, will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Distinction Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

●	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

●	Beneficial Owner. If your shares are held in a brokerage account, by a trustee or, by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Voting Deadline

If you are a stockholder of record on the record date, then your proxy must be received no later than 11:59 p.m. Eastern Time on June 19, 2017 to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as a stockholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet, by telephone, or by mail. Instructions are on the Notice. The proxy holders will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting In Person

Shares held in your name as the stockholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you may have submitted, whether by Internet, telephone, or mail.

Voting Requirements

At the Annual Meeting, stockholders will consider and act upon (1) the election of two directors, (2) the ratification of the appointment of our independent registered public accounting firm, and (3) such other business as may properly come before the Annual Meeting.

Our Bylaws provide that directors are elected by a plurality of the votes cast. This means that the director nominee with the most votes for a particular seat on the Board of Directors is elected for that seat. Only votes actually cast will be counted for purposes of determining whether a director nominee received the most votes for a particular seat on the Board of Directors. Abstentions and the withholding of authority by a stockholder (including broker non-votes) as to the election of directors (Proposal 1) are not treated as votes “cast” and thus have no effect on the results of the election.

Under our Bylaws, the ratification of the appointment of our independent registered public accounting firm (Proposal 2) must be approved by the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on this matter at the Annual Meeting. An abstention will have the same legal effect as a vote “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

If your shares are held in “street name,” and you do not instruct the broker as to how to vote these shares on Proposal 1, the broker may not exercise discretion to vote for or against that proposal. This would be a “broker non-vote” and these shares will not be counted as having been voted on Proposal 1. With respect to Proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and sign and return a proxy card or vote by Internet or telephone without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends:

1.	a vote FOR the election of Peter C. Morse and Mitch Truwit to our Board of Directors; and

2.	a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.

In the event that any director nominee is unavailable for election, such shares may be voted for the election of such substitute nominee or nominees, if any, as the Board of Directors may select.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card will also have authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Internet Availability of Proxy Materials and Annual Report

As in prior years, we are pleased this year to take advantage of the Securities and Exchange Commission (“SEC”) rules that permit companies to furnish proxy materials to stockholders over the Internet. The Notice of Internet Availability of Proxy Materials (the “Notice”) was first sent to stockholders of record on or about April 28, 2017, and we provided access to our proxy materials over the Internet on or before that date. By furnishing a Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of the 2017 Annual Meeting. You can find our proxy materials and Annual Report on the Internet at investor.bankrate.com and at materials.proxyvote.com/06647F.

Costs of Proxy Solicitation

Proxies will be solicited from our stockholders by mail and through the Internet. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile or mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

The Board of Directors is divided into three classes, and the members of each class serve for staggered three-year terms. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The Board of Directors is currently comprised of three Class I directors (Mr. Seth Brody, Ms. Christine Petersen and Mr. Richard J. Pinola) whose terms expire at the 2018 Annual Meeting of Stockholders, three Class II directors (Mr. Kenneth Esterow, Mr. Michael J. Kelly and Mr. Sree Kotay) whose terms expire at the 2019 Annual Meeting of Stockholders, and two Class III directors (Mr. Peter C. Morse and Mr. Mitch Truwit) whose terms expire at this Annual Meeting. The Board of Directors has nominated Messrs. Morse and Truwit to stand for reelection as Class III directors at the Annual Meeting. If reelected, they will each serve as a Class III director with a term expiring at the 2020 Annual Meeting of Stockholders. There are no family relationships among any of the directors or the nominees, nor is there any agreement or understanding between any director or nominee and any other person pursuant to which the director or nominee was elected or nominated, other than the Fourth Amended and Restated Stockholders Agreement discussed in “Corporate Governance—Nomination of Directors” and “Certain Relationships and Related Party Transactions—Stockholders Agreement” below.

The Board of Directors recommends a vote FOR each of the nominees.

Information Concerning the Nominees and Directors

Biographical information for each director and nominee appears below. The information is based entirely upon information provided by the respective directors and nominees.

Nominees to Serve as Class III Directors (Term Expiring in 2019)

Peter C. Morse, age 70, currently serves as Chairman of Bankrate’s Board of Directors and has served on Bankrate’s Board of Directors and the board of directors of Bankrate’s predecessor entity since 1993, as Chairman from 1997 until 1999 and since 2002, and as Chief Executive Officer from 1993 until 1997. Mr. Morse currently also serves as Chairman of the Nominating & Governance Committee. In 1982, Mr. Morse founded Morse Partners, Inc., a private equity firm that acquires operating companies and provides expansion capital. He is also a general partner of Permit Capital LLC. From 1986 to 1990, Mr. Morse was Chairman of FAO Schwarz, the national chain of children’s gift stores. Mr. Morse is a member of the Board of Governors of the Boys and Girls Clubs of America and the Board of Trustees for the J.M. Foundation. Mr. Morse is a Trustee Emeritus of Children’s Hospital of Philadelphia where he served as a trustee from 1982 to 2010 and was Chairman of the Investment Committee of Children’s Hospital of Philadelphia from 1987 to 2010. Mr. Morse served as a member of the Board of Directors of Georgetown University from 2004 to 2010. Mr. Morse holds a B.S.B.A. from Georgetown University and an M.B.A. from Columbia University Graduate School of Business. Mr. Morse’s qualifications to serve on our Board of Directors include his extensive experience in investment matters, his familiarity with and knowledge of the history of Bankrate, and his leadership of Bankrate for over 20 years.

Mitch Truwit, age 48, has served on Bankrate’s Board of Directors since 2009. Mr. Truwit joined Apax Partners in 2006 as a partner in the New York office and has served as Co-Chief Executive Officer of Apax Partners since January 2014. Prior to joining Apax Partners in 2006, Mr. Truwit was President and Chief Executive Officer at Orbitz Worldwide in Chicago. Prior to joining Orbitz Worldwide, Mr. Truwit was the Chief Operating Officer at Priceline.com, Inc. Mr. Truwit’s qualifications to serve on our Board of Directors include his extensive experience with several online businesses, his deep knowledge of the online industry, and his financial and investment experience as a partner of a leading private equity investment group.

Other Directors

Our directors continuing in office as Class I Directors, with terms expiring at the 2018 Annual Meeting of Stockholders, are as follows:

Seth Brody, age 41, has served on Bankrate’s Board of Directors since 2010. Mr. Brody is a partner and Global Head of the Operational Excellence Group at Apax Partners. He has been with Apax since 2008 based in the New York office. His prior industry operating experience includes roles as Executive Vice President and General Manager at Razorgator Interactive Group, as Group Vice President and General Manager at Orbitz Worldwide, Director of Marketing at priceline.com, and Product Manager at Netmarket Group, Inc. Mr. Brody has served in numerous advisory roles across the Apax Funds’ portfolio companies, including Trader Canada Corporation, Cole Haan and rue21. Mr. Brody serves for Apax on the Boards of Directors for Answers Corporation, Aptos, and FULLBEAUTY Brands. He also serves as a director and advisor to numerous growth companies in the digital space. He received his B.A. from Yale University and his M.B.A. from Harvard Business School. Mr. Brody’s qualifications to serve on our board of directors include his extensive experience with a wide variety of online businesses and his deep knowledge of the digital space.

Christine Petersen, age 53, has served on Bankrate’s Board of Directors since December 2014 and currently serves as a member of the Compensation Committee and the Audit Committee. Ms. Petersen is the CEO at Time Out Digital and a board director for Time Out Group (TMO:L). She also serves on the board of RealSelf, Inc. a venture-backed startup in Seattle. She previously served as Chief Consumer Officer and CMO of Treato from January 2015 to July 2016. Prior to that she served as President of TripAdvisor for Business and as Chief Marketing Officer for TripAdvisor from 2004 to 2013. From 1999 to 2002, Ms. Petersen served as Vice President, Marketing with Preview Travel and Travelocity (upon Preview Travel’s acquisition by Travelocity). From 1997 to 1999, Ms. Petersen served as Vice President with Charles Schwab and Co. and from 1993 to 1996, Ms. Petersen served as a marketing director with Fidelity Investments. In 1989, Ms. Petersen began her career with American Express holding management positions in the card, travel, insurance and financial services divisions. Ms. Petersen’s qualifications to serve on our board of directors include her more than 15 years’ experience in the digital travel/media industries with proven success in growing businesses from start-up to category winners, as well as broad financial services experience.

Richard J. Pinola, age 71, has served on Bankrate’s Board of Directors since June 2011, after previously serving on the board of directors of Bankrate’s predecessor entity. Mr. Pinola currently serves as chairman of the Audit Committee and as a member of the Compensation Committee. Since July 2009 he has been a Co-Founder and Principal in Fortuna Capital LLC, Investment Counselors. He served as Chief Executive Officer and Chairman of Right Management Consultants from 1994 through January 2004. He served as a director of that company from 1990 and as CEO from July 1992 until Right Management Consultants was purchased by Manpower. Prior to joining Right Management Consultants, Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company, a financial services firm. He also was a CPA with PriceWaterhouse and Co. He serves on the boards of Corporate Property Associates 17 and Corporate Property Associates 18, both managed by W. P. Carey, Inc. He is also on the boards of the Visiting Nurses Association and King’s College. Apart from Bankrate, Mr. Pinola previously served on the board of KTRON International, Kenexa, Inc. and Nobel Learning Communities. In addition, Mr. Pinola has served on the boards of directors of the American Lung Association, Janney Montgomery Scott, the Life Office Management Association, and the Horsham Clinic. Mr. Pinola was the founder and director of The Living Wills Archive Company and a Founder and board member of the Mutual Association for Professional Services. Mr. Pinola holds a B.S. in Accounting from King’s College and became a Certified Public Accountant in 1969. Mr. Pinola’s qualifications to serve on our Board of Directors include his previous position as a board member of Bankrate as well as his more than 30 years of business experience in finance, sales, marketing, human resources, executive compensation, investor relations, and internal operations.

Our directors continuing in office as Class II Directors, with terms expiring at the 2019 Annual Meeting of Stockholders, are as follows:

Kenneth S. Esterow, age 52, has served on Bankrate’s Board of Directors since January 2014, and was appointed President and Chief Executive Officer in January 2014. Mr. Esterow served as our Senior Vice President—Chief Operating Officer from September 2013 to December 2013. From 2011 to 2013, Mr. Esterow served as a consultant. From 2007 until 2011, Mr. Esterow was the President and CEO of GTA by Travelport, a global online B2B travel distributor. Mr. Esterow spent six years (2000 – 2006) at Cendant Corporation, where he held the positions of Senior Vice President, eCommerce Development, Chief Business Development Officer, Executive Vice President, Supplier Services and President and CEO, Travel Industry Services, Americas. Earlier in his career, Mr. Esterow held a number of executive positions at The Netmarket Group and Deloitte Management Consulting. Mr. Esterow is a director of Orbitz Worldwide. Mr. Esterow holds an M.B.A. from The Wharton School and a B.A. in Biology from the University of Pennsylvania. Mr. Esterow’s qualifications to serve on our Board of Directors include his extensive experience in Internet industries, providing our Board with the benefit of that experience and his insight into the strategic issues facing our business, and his role as our President and Chief Executive Officer.

Michael J. Kelly, age 59, has served on Bankrate’s Board of Directors since June 2012 and currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee and the Nominating & Governance Committee. Mr. Kelly previously served as president and CEO of The Weather Channel Companies from July 2009 to February 2012. He has over three decades of experience in the media industry. From 2004-2007, Mr. Kelly served as president of AOL Media Networks, responsible for all of AOL’s advertising properties globally. From 2002-2004, Mr. Kelly was the President of the Global Marketing group at Time Warner. From 2000-2002, he founded and served as CEO at American Town Network, a local digital media company. In 1983, Mr. Kelly began a 17-year career at Time, Inc. holding management positions at Fortune Magazine and serving as publisher of Entertainment Weekly. He also served as a senior advisor at Veronis Suhler Stevenson and was a Director and member of the Audit Committee at MediaMind. He currently holds board positions at American Town Network, Colspace Corporation and Quantcast Corporation. He is also on the board of the American Advertising Federation, the Board of Councilors of the Carter Center in Atlanta and is a founding member of The Kelly Gang. Mr. Kelly’s qualifications to serve on our Board of Directors include his broad experience and successes in both traditional and new media organizations.

Sree Kotay, age 44, has served on Bankrate’s Board of Directors since December 2014 and currently serves as a member of the Nominating & Governance Committee. Mr. Kotay is Executive Vice President, Technology and Chief Software Architect for Comcast. Prior to joining Comcast in 2007, Mr. Kotay served as Senior Vice President, Technology at AOL, LLC, where he was responsible for consumer product development. During his tenure at AOL, which began in 2003, Mr. Kotay led software development for AIM/Messaging, the AOL Client, Search, aol.com, Site Publishing, Mail, and next-generation Billing. From 1999-2003, Mr. Kotay was a founder and CTO for Viewpoint, Corp., a small public software company focusing on advanced 2D and 3D graphics technology licensing and development. From 1995-1999, Mr. Kotay served as Director of R&D at Metacreations, Corp., where he lead platform technology development, new product development and technology acquisition and integration. From 1991-1995, Mr. Kotay was President and founder of Intrepid Systems, LLC, a small private software company focused on Prepress and Printing solutions for vertical markets. Mr. Kotay’s qualifications to serve on our board of directors include his domain knowledge and experience with Internet and consumer product development at various stages of growth, and his experience and acumen in driving technology transformation and product innovations.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

On March 23, 2017, the Audit Committee of the Board of Directors appointed Deloitte & Touche LLP to serve as Bankrate’s independent registered public accounting firm for the fiscal year ending December 31, 2017. As further discussed below, Deloitte & Touche LLP replaced Grant Thornton LLP, our prior independent registered public accounting firm. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent public accountants is not required by our bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our stockholders’ best interests.

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on this matter at the Annual Meeting will approve the proposal to ratify Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2017.

Change of Independent Public Accountants. As previously reported by the Company, on March 23, 2017, the Company, upon the approval of the Audit Committee, notified Grant Thornton LLP, the Company’s then current independent registered public accounting firm, that it would be dismissed from that position effective immediately. The decision to dismiss Grant Thornton LLP was made as part of a competitive bidding process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

The audit reports of Grant Thornton LLP on the Company’s consolidated financial statements as of and for the years ended December 31, 2016 and 2015 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years ended December 31, 2016 and December 31, 2015, and the interim period through March 23, 2017, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the subject matter of the disagreements in connection with its reports.

Other reportable events under Regulation S-K Item 304(a)(1)(v): (1) Grant Thornton LLP’s report on the effectiveness of internal control over financial reporting as of December 31, 2015 indicated that the Company did not maintain effective internal control over financial reporting as of December 31, 2015, because of the effect of a material weakness related to financial close and non-routine transactions, and (2) Grant Thornton LLP’s report on the effectiveness of internal control over financial reporting as of December 31, 2016 indicated that the Company did not maintain effective internal control over financial reporting as of December 31, 2016, because of the effect of a material weakness related to the validation of key inputs to the valuation reports used to determine the contingent consideration liability in connection with the acquisition of NextAdvisor and the valuation of the impairment of finite lived assets and goodwill for the Quizzle business. The Audit Committee discussed the matters described in this paragraph with Grant Thornton LLP, and authorized Grant Thornton LLP to respond fully to the inquiries of Deloitte & Touche LLP concerning such matters.

During the Company’s two most recent fiscal years ended December 31, 2016 and 2015, and the subsequent interim period through March 23, 2017, neither the Company nor anyone acting on its behalf consulted with Deloitte & Touche LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte & Touche LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

The Board of Directors unanimously recommends a vote FOR the ratification of our appointment of

Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.

CORPORATE GOVERNANCE

Board of Directors Meetings and Independence

During 2016, the Board of Directors held eleven meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served, except Mr. Kotay who attended every regularly scheduled meeting of the Board of Directors but did not attend at least 75% of the aggregate number of board and committee meetings due to conflicting work commitments. Our directors meet in executive sessions without management present. The Chairman of our Board leads these executive sessions.

Our Board of Directors has determined that Mr. Kelly, Mr. Kotay, Mr. Morse, Ms. Petersen and Mr. Pinola are independent directors under the rules of the New York Stock Exchange.

Committees of the Board of Directors

Our Board of Directors currently has three standing committees—Audit, Compensation and Nominating & Governance. Our Audit Committee, our Compensation Committee and our Nominating & Governance Committee are each composed of three independent directors.

The members of the Audit Committee are Mr. Pinola (Chairman), Mr. Kelly and Ms. Petersen. Our Board of Directors has determined that Mr. Pinola is an “audit committee financial expert” as defined by the SEC, and that Messrs. Kelly and Pinola and Ms. Petersen meet the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by us to governmental bodies or the public; our systems of internal controls regarding finance, accounting, legal compliance and ethics established by management and the Board of Directors; and our accounting and financial reporting process. The Audit Committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels. The Audit Committee met eleven times during 2016.

The members of the Compensation Committee are Mr. Kelly (Chairman), Ms. Petersen and Mr. Pinola. The Compensation Committee’s primary function is to discharge the Board of Director’s responsibilities relating to compensation of Bankrate’s executive officers. While some of the parameters of each named executive officer’s compensation are set forth in the applicable employment agreements, the Compensation Committee will set performance goals for incentive compensation and review all other compensation and benefits for the named executive officers on an annual basis. The Compensation Committee will work with the Chief Executive Officer to ensure the compensation objectives are aligned with our mission and overall objectives and to provide a decision-making framework for use in formulating recommendations for each named executive officer’s compensation (other than with respect to his own compensation). The Compensation Committee may form and delegate authority to subcommittees as it deems appropriate. The Compensation Committee met seven times in 2016. The Compensation Committee has the authority to appoint and dismiss its advisors and compensation consultants and approve their compensation. These advisors report directly to the Compensation Committee. The Compensation Committee has retained Compensation Advisory Partners, LLC as its outside compensation consultant. A description of the processes and procedures we consider to determine our executives’ compensation is included in the section entitled “Executive Compensation—Compensation Discussion and Analysis” below.

The members of the Nominating & Governance Committee are Mr. Morse (Chairman), Mr. Kelly and Mr. Kotay. The Nominating & Governance Committee’s primary function is (1) to assist the Board of Directors by identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by the Board of Directors, and to recommend to the Board of Directors the director nominees for the next annual meeting of stockholders; (2) to develop and recommend to the Board of Directors the Corporate Governance Guidelines applicable to the Company; (3) to lead the Board of Directors in its annual review of the Board of Directors’ and management’s performance; and (4) to recommend to the Board of Directors director nominees for each committee. The Nominating & Governance Committee met four times in 2016.

The Audit Committee, Compensation Committee and Nominating & Governance Committee each operate under a written charter adopted by the Board of Directors that is published on the investor relations section of Bankrate’s Web site at investor.bankrate.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee in 2016 was, at any time during 2016 or at any other time an officer or employee of Bankrate, and none had or has any relationships with Bankrate that are required to be disclosed under Item 404 of Regulation S-K. None of Bankrate’s executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2016.

Board Leadership Structure and Risk Oversight

Our governance processes, including the Board’s and Compensation Committee’s involvement in developing and implementing strategy, active oversight of risk, regular review of business results and evaluation of the Chief Executive Officer’s performance and compensation, provide rigorous Board oversight of the Chief Executive Officer as he fulfills his various responsibilities.

The Board believes that it should have the flexibility to make determinations as to whether the same individual should serve as both the Chief Executive Officer and the Chairman of the Board. In determining the appropriate leadership structure, the Board considers, among other things, the current composition of the Board and challenges and opportunities specific to Bankrate.

Currently, the positions of Chairman and Chief Executive Officer are separated. The Chairman of our Board of Directors is Peter C. Morse, who has served in that capacity since 2002, and has been with Bankrate for over 20 years. We believe that Mr. Morse’s leadership skills, coupled with his intimate knowledge of the Company, make him well qualified to serve as our Chairman at this time.

Management of risk is the direct responsibility of the Chief Executive Officer and other executive officers. Our Board of Directors has responsibility for the oversight of risk management on an enterprise-wide basis, making the assessment that management has appropriately identified the risks faced by the Company, determined how those risks will evolve over time, and developed the proper actions for risk mitigation. The Board’s approach is designed to support the achievement of our organizational and strategic objectives, supporting sound financial management and sustainable growth, while at the same time creating enhanced stockholder value. The Board evaluates the risk management practices developed and implemented by management and gauges whether these practices are operating as intended. The Board regularly reviews information regarding Company strategy, operations, cash and financial management, productivity, growth initiatives, and the risks associated with each.

The Chairman, by leading Board meetings, facilitates reporting by the Audit Committee to the Board of its activities in risk oversight assistance to the Board. The Chief Executive Officer’s collaboration with the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business and financial risks. He is available to the Board to address any questions from directors regarding executive management’s ability to identify and mitigate risks and weigh them against potential rewards.

We do not believe that there are any material compensation arrangements that provide meaningful incentives for employees, including the named executive officers and additional executive officers, to take risks that would be reasonably likely to have a material adverse effect on us.

Nomination of Directors

The Fourth Amended and Restated Stockholders Agreement, by and among Bankrate, Ben Holding S.à r.l., certain Bankrate directors and executives and certain other holders of Bankrate common stock, which we refer to as the Stockholders Agreement, provides Ben Holding S.à r.l. or any of its direct or subsequent transferees (other than pursuant to a widely distributed public sale or open market purchase) with special rights to designate directors for nomination to our Board of Directors. See “Certain Relationships and Related Party Transactions—Stockholders Agreement” for further information. Pursuant to the Stockholders Agreement, as Ben Holding S.à r.l. currently holds more than 30% of Bankrate’s common stock, Ben Holding S.à r.l. is entitled to nominate 30% of our Board. Ben Holding S.à r.l. is in turn beneficially owned by Apax US VII, L.P., Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P.

With respect to directors not nominated by Ben Holding S.à r.l., the Board Nominating & Governance Committee assists the Board by identifying and recommending individuals qualified to become members of our Board of Directors. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board of Directors does not wish to continue in service, if the Nominating & Governance Committee decides not to recommend re-nomination of a member for re-election or if the Board elects to increase the size of the Board by adding a new member or if there is a vacancy created on the Board, the Nominating & Governance Committee then identifies the desired skills and experience of a new nominee in light of the criteria below. The Nominating & Governance Committee may identify potential candidates through a combination of referral sources, including current Board members, consultants and search firms, as appropriate.

In evaluating a director nominee, the Nominating & Governance Committee considers the following factors:

●	the appropriate size of our Board of Directors;

●	our needs with respect to the particular talents and experience of our directors;

●	the nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

●	whether the nominee is independent, as that term is defined under New York Stock Exchange listing standards;

●	the familiarity of the nominee with our industry;

●	the nominee’s experience with accounting rules and practices; and

●	the desire to balance the benefit of continuity with the periodic injection of fresh perspective provided by new Board of Directors members.

Our goal is to assemble a Board of Directors that brings together a variety of perspectives and skills derived from high quality business or professional experience. In doing so, the Nominating & Governance Committee and the Board of Directors will also consider candidates with appropriate non-business backgrounds. While we do not have a formal diversity policy for Board membership, the Board of Directors seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s discussions and decision-making process. These factors are considered by the Nominating & Governance Committee in connection with the general qualifications of each potential nominee.

Other than the foregoing, there are no stated minimum criteria for director nominees, except that our Bylaws further provide that no person of age 72 or older is eligible for nomination to the Board of Directors. The Nominating & Governance Committee and the Board of Directors may also consider such other factors as it may deem in our best interests and the best interest of our stockholders.

Stockholders may nominate directors for election to the Board of Directors. In order to nominate a director for election to the Board of Directors, stockholders must follow the procedures set forth in our Bylaws, including timely receipt by the Corporate Secretary of Bankrate of notice of the nomination and certain required disclosures with respect both to the nominating stockholder and the recommended director nominee.

Directors are elected by a plurality of votes at any meeting called for the election of directors at which a quorum is present. The presence of a majority of the holders of our Common Stock, whether in person or by proxy, constitutes a quorum. The Board of Directors did not receive any recommendations from stockholders requesting that the Board of Directors consider a candidate for inclusion among the nominees in our Proxy Statement for this Annual Meeting.

Communications with the Board of Directors

It is important to us that our Board hears the views of interested parties. If you want to communicate directly with our independent directors, please mail your communication to the Corporate Secretary at the following address: Independent Directors, c/o Corporate Secretary, Bankrate, Inc., 1675 Broadway, 22nd Floor, New York, New York 10019.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines are published on the investor relations section of Bankrate’s Web site at investor.bankrate.com.

Stock Ownership Guidelines

Effective January 1, 2015, independent directors and senior officers of the Company, including each named executive officer, are expected to own at least a certain number of shares of Company common stock. The named executive officers are expected to own the number of shares of the Company’s common stock indicated below:

●	Chief Executive Officer: lesser of 5x base salary and 160,000 shares

●	Chief Financial Officer: lesser of 2x base salary and 55,000 shares

●	CEO, Bankrate.com: lesser of 2x base salary and 55,000 shares

●	CEO, Bankrate Credit Cards: lesser of 2x base salary and 45,000 shares

●	SVP, General Counsel & Corporate Secretary: lesser of 1x base salary and 20,000 shares

The ownership calculation will include shares owned directly or indirectly by a person, and unvested time based restricted stock. The ownership calculation will exclude unearned performance shares and unexercised stock options. The stock ownership requirements will have a three-year phase-in for compliance. Persons not in compliance by the compliance deadline will be required to hold 50% of net shares received/held upon vesting or exercise of any equity award until the guideline is met. The guidelines will be reviewed by the Nominating & Governance Committee on an annual basis to determine if any modifications are needed as a result of salary or personnel changes.

10b5-1 Trading Plans

The Company encourages each of its senior officers to effect any disposal of shares of the Company’s common stock pursuant to a pre-arranged trading plan adopted in compliance with Rule 10b5-1 under the Exchange Act of 1934 (a “10b5-1 Plan”) and the Company’s Insider Trading and Information Policy. The Company has established guidelines for the adoption and implementation of 10b5-1 Plans by senior officers, which include a seasoning period whereby the first trades under a plan cannot occur until the Company’s trading window opens in the quarter following the quarter in which the plan is entered into.

Clawback Policy

Effective January 1, 2015, the Company adopted a policy with respect to the “clawback” of incentive or performance based compensation for senior officers. In general and subject to the terms and conditions of the policy, the policy provides that where there is a restatement due to material non-compliance with financial reporting requirements under federal securities laws, the Board of Directors may seek to recover from senior officers incentive or performance based executive compensation that is in excess of what would have vested or been paid had the financial results been properly reported.

Short-Selling and Derivative Trading Prohibition

The Company’s Insider Trading and Information Policy, which is published on the investor relations section of Bankrate’s Web site at investor.bankrate.com, provides that speculating in securities of the Company, including by engaging in short-term trading, short sales, sales against the box, transactions on margin or transactions based on rumor or speculation, or trading in derivatives involving the Company’s securities, is prohibited.

Director Attendance at Annual Meeting of Stockholders

We invite all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Stockholders. One director attended last year’s Annual Meeting.

EXECUTIVE OFFICERS

The names, ages, and current positions of our executive officers as of the date of this proxy statement are listed in the table below. Executive officers are elected annually by the Board of Directors to serve for a one-year term and until their successors are elected and qualified. There are no family relationships among the executive officers nor is there any agreement or understanding between any officer and any other person pursuant to which the officer was elected other than Bankrate’s executive agreements with each of the officers listed below. Mr. Esterow serves as a director and an executive officer. For information pertaining to Mr. Esterow’s business experience, see “Election of Directors.”

Name	Age	Position
Kenneth S. Esterow	52	President, Chief Executive Officer and Director
Steven D. Barnhart	55	Senior Vice President, Chief Financial Officer
James R. Gilmartin	40	Senior Vice President, General Counsel & Corporate Secretary
Janet M. Gunzburg	51	Vice President, Corporate Controller
Kenneth Scott Kim	39	CEO, Bankrate.com
Christopher J. Speltz	54	CEO, Bankrate Credit Cards

Steven D. Barnhart. Mr. Barnhart has served as our Senior Vice President, Chief Financial Officer since March 2015 and from September 2014 until March 2015 served as our Interim Chief Financial Officer. From 2012 to 2014, he served as Senior Vice President and Chief Financial Officer of Sears Hometown and Outlet Stores. Prior to that, he was CFO at Bally Total Fitness from 2010 to 2012, where he oversaw the finance and technology functions. From 2003 to 2009, Mr. Barnhart served in various executive leadership roles at Orbitz Worldwide, including Chief Financial Officer, President and Chief Executive Officer. From 1990 to 2003, Mr. Barnhart served in various finance and strategy roles for PepsiCo, and as Finance Director, Southeast Business Unit, for The Pepsi Bottling Group. He holds an MBA in Finance from the University of Chicago Booth School of Business and a Bachelor of Arts degree in Economics from the University of Chicago. Mr. Barnhart is a director at USA Technologies, Inc., where he serves as a member of the audit committee and as Lead Independent Director. He was previously a director of Orbitz Worldwide from 2007-2009.

James R. Gilmartin. Mr. Gilmartin has served as our General Counsel since joining Bankrate in May 2012. Prior to joining Bankrate, Mr. Gilmartin was an associate at the law firm of Wachtell, Lipton, Rosen & Katz from November 2005 until May 2012. From 2004 until 2005, he served as a law clerk to Hon. Jacques L. Wiener, Jr., U.S. Court of Appeals for the Fifth Circuit. Earlier in his career, Mr. Gilmartin was a software developer at Business Logic Corporation. Mr. Gilmartin holds a Juris Doctor from The University of Chicago Law School and a Bachelor of Arts degree from the University of Notre Dame.

Janet M. Gunzburg. Ms. Gunzburg has served as Vice President, Corporate Controller of Bankrate since July 2015 and from February 2015 until June 2015 served as our Interim Corporate Controller. From 2012 to 2014, she served as V.P.—Finance for dck Worldwide Holdings, Inc., and from 2008 to 2012 as a consultant with JTG Enterprises, LLC. Prior to that, she was Controller at Bulova Corporation from 2001 to 2008. She holds a Bachelor of Science degree in Accounting and Business Economics from the State University of New York College at Oneonta and holds an active license in Public Accounting—New York State Certification.

Kenneth Scott Kim. Mr. Kim has served as the CEO of the Bankrate Banking business since September of 2015. Prior to this appointment, Mr. Kim spent the previous two years as Chief Operating Officer and Interim CEO of About.com. Before that role, Mr. Kim held several senior leadership roles during his 10 years at Ask.com, including Chief Technology Officer, General Manager SEO & SEM, Chief Strategy Officer, and SVP Products & Technology. Mr. Kim earned a B.S. in Computer Science from Stanford University.

Christopher J. Speltz. Mr. Speltz has served as Chief Executive Officer of Bankrate Credit Cards since Bankrate’s acquisition of CreditCards.com in August 2010. Mr. Speltz joined CreditCards.com in 2007 as Chief Financial Officer and previously led all internal and external financial, tax and accounting activities of CreditCards.com, as well as Human Resources. Prior to joining CreditCards.com, Mr. Speltz was Senior Vice President, Finance at Activant Solutions, a software provider focused on small and medium sized retail and wholesale businesses. He has also held senior finance and managerial positions with Societe Generale and Comerica Bank. Mr. Speltz earned a B.S. in Business from Indiana University and an M.B.A. from the University of Texas at Arlington.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Bankrate is a leading online publisher, aggregator, and distributor of personal finance and senior care content. We operate in a highly competitive environment and in order to compete, we must attract, motivate, and retain executives to lead our business. Our named executive officers for the 2016 fiscal year (who appear in the “Summary Compensation Table” below) were:

●	Kenneth S. Esterow, our President and Chief Executive Officer;

●	Steven D. Barnhart, our Chief Financial Officer;

●	James R. Gilmartin, our Senior Vice President, General Counsel & Corporate Secretary;

●	K. Scott Kim, our Chief Executive Officer of the Bankrate.com division; and

●	Christopher J. Speltz, our Chief Executive Officer of the Bankrate Credit Cards division.

Objectives of Our Executive Compensation Program

The primary objective of our compensation program is the primary objective of all our operations: to create long-term value for our stockholders. We are also acutely aware of the competitive nature of our industry and design our compensation programs to attract, motivate, and retain executive talent, including our named executive officers. Management and the Compensation Committee work together annually to establish, review, and evaluate our compensation plans, policies, and programs. The Compensation Committee works directly with the Chief Executive Officer to ensure that the compensation objectives for his direct reports, including the other named executive officers, are aligned with our mission and overall objectives and to provide a decision-making framework for use in formulating recommendations for each named executive officer’s compensation, excluding the Chief Executive Officer. The Compensation Committee uses a similar process when determining an appropriate total pay level for the Chief Executive Officer. In 2016, the Compensation Committee approved the total compensation package awarded to each of our named executive officers, including the Chief Executive Officer.

Our overall objective is to establish a compensation program for our employees, including our named executive officers, that will:

●	align their interests with those of our long-term stockholders;

●	encourage our team to collaborate while providing for flexibility to recognize outstanding individual performance;

●	attract and retain highly qualified employees who drive our performance and help us achieve our business objectives; and

●	motivate our employees to focus on delivering outstanding performance and reward them accordingly.

Our executive compensation packages are comprised primarily of base salary, an incentive cash bonus program, and long-term incentive awards to focus management’s efforts on maximizing both our near-term and long-term financial performance. Compensation levels are determined based on a variety of factors. A significant portion of named executive officer compensation is delivered in performance-based pay, as the Compensation Committee believes that placing primary emphasis on performance most closely aligns the interests of management and stockholders.

The Compensation Committee believes that each element of the total compensation package serves an important function in achieving the overall objectives of our compensation program. The Compensation Committee strives to pay base salaries to our named executive officers that are generally competitive within our industry to attract and retain top-level talent in a highly competitive market. The Compensation Committee considers historical compensation information as well as peer group pay levels and practices in determining what constitutes competitive compensation. The year-end cash incentive bonuses that are paid under our management incentive program are designed to provide named executive officers with a strong incentive to achieve individual and Company financial and operational goals, all of which are intended to drive improvement in key performance metrics. Finally, the long-term incentive awards granted to named executive officers are designed to closely align the named executive officers’ interests with those of our stockholders, with a significant portion of the long-term incentive granted in 2016 being performance-contingent and the entire long-term incentive being delivered in equity. We review the structure of our compensation programs regularly to determine if they are achieving our objectives including ensuring they do not encourage excessive risk-taking. Some of the key highlights of our compensation programs and practices include:

What We Do

✓	Tie a significant portion of our annual compensation program for the named executive officers (for 2016, 88% for our CEO, at target) to Company performance through our incentive cash bonus and our long-term equity award.

✓	Long-term incentive program is itself highly performance-based, with 70% of the CEO’s and 50% of other named executive officers’ target value being performance-contingent.

✓	Provide a balanced approach to delivering compensation to our executives (i.e., fixed vs. variable, cash vs. equity, and short-term vs. long-term).

✓	Limit perquisites.

✓	Require double-trigger equity provisions upon a change-in-control (i.e., change-in-control and termination of employment must occur in order for accelerated vesting of unvested awards).

✓	Maintain a clawback policy for performance-based incentive compensation.

✓	Maintain stock ownership guidelines for executives and non-employee directors.

✓	Have an independent Compensation Committee and Compensation Consultant.

What We Don’t Do

✘	Provide excise tax gross-up in the event of a change-in-control.

✘	Include tax gross-ups on our perquisites.

✘	Encourage unnecessary risk-taking in our incentive plans and our compensation program.

✘	Provide enhanced executive retirement benefits to our named executive officers.

✘	Provide multi-year guaranteed compensation arrangements.

✘	Allow executives and directors to engage in speculative trading activities (i.e., hedging) against Bankrate securities.

✘	Reprice or cash-out underwater options without shareholder approval.

Compensation Is Set by the Compensation Committee

The Compensation Committee is responsible for setting pay levels for our named executive officers. On an annual basis, the Compensation Committee sets performance goals for incentive compensation and reviews all other compensation and benefits for the named executive officers. Our named executive officers do not participate in the setting or determination of their own compensation.

Role of Compensation Consultant; Benchmarking

Compensation Advisory Partners, LLC (“CAP”) currently serves as the Compensation Committee’s independent compensation consultant. In 2016, CAP assisted with an evaluation of current compensation pay levels, practices and trends, as well as the identification of a peer group for the Company. Other than serving as independent compensation consultant to the Compensation Committee and Nominating and Governance Committee, CAP provided no other services to the Board of Directors, its committees, or the Company during 2016. Based on its review and such factors as it deemed relevant, the Compensation Committee concluded that CAP’s advice and work for the Compensation Committee was objective and that CAP’s work did not raise any conflict of interest pursuant to the guidance provided by the SEC and the New York Stock Exchange.

The Compensation Committee does not currently use benchmarking in making specific compensation decisions. For 2016, however, the Compensation Committee did consider information compiled by CAP with respect to the following peer companies to provide a reference point for pay levels and practices. The peers are selected based upon their size, industry, and business model.

Blucora, Inc.	Monster Worldwide, Inc.
CoStar Group, Inc.	Orbitz Worldwide, Inc.
Dealertrack Technologies, Inc.	RetailMeNot, Inc.
DHI Group, Inc. (formerly Dice Holdings, Inc.)	Shutterfly, Inc.
HomeAway, Inc.	Web.com Group, Inc.
j2 Global, Inc.	WebMD Health Corp.
Lending Tree, Inc. (formerly Tree.com, Inc.)	Zillow, Inc.

Risk Management

Consistent with SEC disclosure requirements, our management and the Compensation Committee have assessed our compensation programs and have concluded that our compensation policies and practices do not encourage risks that are reasonably likely to have a material adverse effect on the Company. The risk assessment process included a review of programs, policies, and practices and focused on the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to the Company’s strategy, including:

●	Use of payout caps in our incentive cash bonus and long-term incentive plan.

●	Emphasis on long-term performance for our named executive officers.

●	Balance between short- and long-term performance and cash vs. equity mix.

●	Significant oversight of the Compensation Committee in the goal-setting and plan mechanics of our annual and long-term plan.

●	Implementation of stock ownership guidelines and clawback policy for our executives.

Named Executive Officer Compensation

Compensation Mix; Performance-based Pay and Target-Setting

Our compensation program provides a strong link between the compensation of our named executive officers and the success of Bankrate. In 2016, the compensation package included base salary, annual incentive cash bonuses, and long-term incentive awards, which collectively represent what we believe is appropriate pay for performance during the year. It is intended that our named executive officers earn a significant portion of their compensation from sources that are “at risk” based on the results of the operations and the overall performance of Bankrate. Base salary, which generally represents less than 20% of the annual compensation opportunity for our named executive officers, is the only portion of the compensation for our named executive officers that is not “at risk.” Our annual bonus and long-term incentive programs, which represents 80% or more of the compensation opportunity at target for our named executive officers, is “at risk” and determined based on our financial and stock price performance. Each of our named executive officers was eligible to receive an annual bonus for 2016 performance. In addition, we granted long-term incentive awards to each of our named executive officers in 2016.

Our compensation program is designed to reinforce a strong pay-for-performance culture and, as demonstrated in the chart above, a significant portion of our total compensation for our named executive officers is variable based on Bankrate performance. As such, named executive officers can earn above or below the intended compensation target levels based on Company financial performance. Annually, our entire Board of Directors reviews our budget and historical performance, which is the basis for the goals in our incentive programs. The budget is established with ambitious goals, as is the range we set around target to establish the minimum level of acceptable performance (threshold) to justify any payout as well as the performance required to achieve a maximum payout. The chart below summarizes our short- and long-term incentive compensation payouts (as a percentage of target) over the past three fiscal years and we believe demonstrates that we establish ambitious goals as our annual incentive has only paid out at/above target once in the last three years and the last performance share cycle paid out at zero and the previous one paid out well below target.

Fiscal Year	Annual Incentive	Performance Shares(1)
2014	86.1%	N/A
2015	50.6%	60.6%
2016	105%	0.0%

(1)	Long-term incentive performance share payouts reflect the following: fiscal year 2015 is based on two-year (2014–2015) performance and fiscal 2016 is based on two-year (2015–2016) performance. In 2013, the Company had a performance share plan that was based on one-year (2013) performance; beginning in 2014, Bankrate switched to a two-year performance period and, as such, we did not have a performance plan that was payable in 2014.

Principal Components of Compensation of Our Named Executive Officers and 2016 Named Executive Officer Compensation

The compensation package offered to our named executive officers consists of the components described below. The specific decisions made for each of our named executive officers in 2016 reflect our overall compensation objectives described above, as well as our 2016 performance.

Base Salary. Base salary levels for each of our named executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Compensation Committee believes are competitive based on our identified peer group and the Compensation Committee members’ experience in the industry and with similar companies, as well as appropriate given our overall financial, operational, and strategic objectives and the qualifications and experience of the individual required for the job. In addition, the Compensation Committee will generally review our past financial performance and future expectations, as well as the responsibilities and performance of each of our named executive officers. The initial annual base salary we have agreed to pay each named executive officer is specified in his employment agreement, but in each case, the annual base salary has been adjusted by the Board of Directors or the Compensation Committee since entering into the employment agreements to reflect changes in the marketplace, the executive’s job performance, and the increase in responsibilities for each of the named executive officers. Base salaries are reviewed on an annual basis and decisions regarding base salary take into account the named executive officer’s current base salary, the competitive marketplace, retention, and other factors as described above. Our Chief Executive Officer is responsible for assessing the contributions and performance of each of the other named executive officers; he reviews his assessment with the Compensation Committee, which takes his recommendations into consideration in setting compensation. The Compensation Committee reviews and assesses the performance of our Chief Executive Officer.

In February 2016, the Compensation Committee conducted its annual review and evaluation of the compensation levels of our senior executive team. Our named executive officers did not receive base salary increases in 2016. The base salaries were as follows:

Named Executive Officer	2016 Base Salary
Kenneth S. Esterow	$475,000
Steven D. Barnhart	$425,000
James R. Gilmartin	$325,000
K. Scott Kim	$400,000
Christopher J. Speltz	$350,000

Long-Term Incentive Compensation

2016 Long-Term Incentive Compensation. In 2015, we adopted and our stockholders approved the 2015 Equity Compensation Plan, which replaced the 2011 Equity Compensation Plan as our vehicle for equity compensation awards.

We use equity incentive awards to provide incentives to drive our financial performance and to recruit, retain, and motivate professional, managerial, and other personnel. Our equity incentive awards are designed to align the interests of our named executive officers with those of our stockholders by encouraging named executive officers to enhance our value.

In 2016, we granted each of our named executive officers a mix of service-based restricted stock units and performance share units as noted in the chart below. Both types of awards incentivize our employees by directly linking value to our share price while serving a retentive purpose by conditioning vesting on continued service. Performance share units directly encourage our named executive officers to improve our financial performance and execute on our business plan.

Executive Level	Service-Based Restricted Stock Units	Performance Share Units
Chief Executive Officer	30% of total LTI	70% of total LTI
Other Named Executive Officers	50% of total LTI	50% of total LTI

The restricted stock unit awards granted in 2016 vest in three equal installments on each of the first three anniversaries of the date of grant, subject to continued employment through the applicable vesting date. The number of performance share units earned will be determined based on the Company’s Adjusted EBITDA during the 2016 and 2017 fiscal years, as well as two-year relative Total Shareholder Return (“TSR”).

The Company included TSR as a metric for the 2016 award to reflect challenges in setting two-year Adjusted EBITDA goals due to industry uncertainty at the time of the grant. We believe tying the performance share units directly to our financial performance provides strong line-of-sight to our executives that is a key tenet of our compensation strategy; however, the Company wanted to ensure the financial goals we set in this period of uncertainty were appropriately balanced, and therefore we believe the relative TSR modifier helps to ensure stockholder and management alignment.

For the 2016 award, recipients are eligible to earn up to 150% of the number of share units initially granted or as few as zero share units based on Adjusted EBITDA performance. Any earned share units can further be adjusted up or down (by up to 25%) based on Bankrate’s TSR performance relative to a peer group of 29 internet/finance companies at the end of the two-year performance period. The total number of share units that can be earned under the 2016 award is 187.5% of target. The earned share units vest in two installments, with 50% vesting on the date the performance achievement level is determined, and 50% vesting on the third anniversary of the grant date.

Adjusted EBITDA (which is described in more detail below) is a key driver of short-term performance as well as long-term value in our industry and an indicator of our overall success. As such, we believe that its use in both our short- and long-term plans best focuses our executives on delivering strong sustainable performance which, in turn, will drive long-term value creation. However, we measure performance over different time horizons in our plans; in our long-term plan, we measure Adjusted EBITDA performance over a two-year period (versus a one-year period in our incentive cash bonus plan) to focus executives on our longer-term value creation. We understand that some view having the same metric in both a short- and long-term plan as duplicative; however, in a business that is growing and in a sector that is relatively volatile, we believe that hitting an annual EBITDA goal is not enough, and that consistently delivering strong EBITDA growth over the long-term is important.

For purposes of our incentive plans, Adjusted EBITDA is our operating income before interest and taxes, excluding depreciation and amortization expense as determined in accordance with U.S. GAAP, adjusted for the impact of those items typically excluded from and/or included in the non-GAAP financial metric “Adjusted EBITDA,” as publicly disclosed annually by us in connection with our annual earnings announcement, and adjusted for certain other items, including, among other things, the impact of items that are:

(1)	non-cash in nature,

(2)	related to unusual or non-recurring events, or in response to changes in laws or regulations,

(3)	gains, losses, or expenses determined to be extraordinary or unusual in nature or infrequent in occurrence, or

(4)	unpredictable as to amount or timing, not driven by core operating results, or that render comparisons with prior periods less meaningful.

In addition, in the case of our 2016 performance share unit awards and subject to a $5 million threshold, at the closing of an acquisition transaction, the Adjusted EBITDA performance targets are adjusted by an amount equal to two times the last twelve months (LTM) EBITDA of the acquired or disposed of business (prorated for the number of days remaining in the performance measurement period following the closing of such acquisition or disposition). For example, if the LTM EBITDA of an acquired business as of the closing was $10 million, and the transaction closed on June 30, 2016, the Adjusted EBITDA targets would be increased by $15 million. If, however, the LTM EBITDA of the acquired business is negative, or the management forecast for the performance of the acquired business from the closing of the acquisition through the end of the measurement period has one or more quarters of negative EBITDA, or the Company management forecast for the acquired business for the first 12 months following the acquisition is below the EBITDA of the acquired business for the preceding 12 months, then in lieu of the adjustment described above, the Adjusted EBITDA targets would be adjusted by an amount equal to the management forecast of the EBITDA of the acquired business for the period from the closing of the acquisition through the end of the measurement period measured on a pre-synergy basis. At the closing of a disposition transaction, the Adjusted EBITDA targets will be reduced by an amount equal to the Adjusted EBITDA attributable to the disposed business or assets originally included in such targets, with such amount determined by the Compensation Committee or the Board of Directors in consultation with management. The Adjusted EBITDA attributable to the disposed business or assets will also be excluded for purposes of measuring actual performance over the measurement period.

The following table sets forth our annual grants of restricted stock and performance share units made to our named executive officers during 2016:

Named Executive Officer	Service-Based Restricted Stock Units	Performance Share Units (Target)
Kenneth S. Esterow	111,331	259,772
Steven D. Barnhart	118,289	118,289
James R. Gilmartin	61,851	61,851
K. Scott Kim	92,776	92,776
Christopher J. Speltz	92,776	92,776

Vesting of 2015 Performance Shares. Each of our named executive officers was awarded performance shares in 2015 that were not earned upon the finalization of our audited financials for the Company’s 2016 financial statements based on the Company’s performance during 2015 and 2016.

The two-year Adjusted EBITDA target for performance shares granted in 2015 was $290.031 million and threshold was $264.101 million. The Company’s actual Adjusted EBITDA during 2015 and 2016 two-year period was $241.9 million, resulting in none of the performance shares being earned. See Appendix A to this proxy statement for a reconciliation of Adjusted EBITDA to U.S. GAAP net income.

Incentive Cash Bonuses. Our named executive officers are expected to lead and grow our organization and as such we believe that a significant portion of our named executive officers’ compensation should be tied to our overall performance. We maintain the Short-Term Incentive Plan, a stockholder approved plan under which executive officers are eligible to receive annual bonuses. The Short-Term Incentive Plan is intended to satisfy the requirements necessary for bonuses to qualify for the performance-based exception to Section 162(m) of the Internal Revenue Code and requires achievement of a positive EBITDA level as a condition of payment of any bonus. In addition, we maintain an incentive cash bonus program, the Management Incentive Program under the Short-Term Incentive Plan, which emphasizes pay-for-performance by providing our named executive officers with the opportunity to earn bonuses only if we achieve or exceed certain targets relating to our Adjusted EBITDA (in addition to the conditions imposed under the Short-Term Incentive Plan). Target bonus opportunities are established for our named executive officers by the Compensation Committee. Target bonus opportunities are individually communicated to the named executive officers. In certain limited circumstances, the Compensation Committee may adjust the formulaic payout under the Management Incentive Plan for individuals who deliver exceptional performance to the extent permissible under the Short-Term Incentive Plan.

The Adjusted EBITDA goal for purposes of the annual bonus program is established each fiscal year by the Board of Directors or the Compensation Committee based on the annual budget prepared by management and approved by the Board of Directors. Once this goal is set, the Compensation Committee or the Board of Directors retains the discretion to adjust the goal to account for unusual or non-recurring events. The calculation of Adjusted EBITDA is similar to the calculation of Adjusted EBITDA described above under “—Long-Term Incentive Compensation” (however, there are no prescribed adjustments in connection with acquisition or disposition transactions) and the reasons for adoption of Adjusted EBITDA as the performance measure are substantially similar in all material respects.

Each year, the Board of Directors establishes threshold minimum, target, and maximum financial performance goals for purposes of paying incentive bonuses. For awards to be payable under the program, the minimum Adjusted EBITDA performance threshold had to be achieved, and higher amounts are payable if the Company meets or exceeds the established Adjusted EBITDA target. For 2016, the minimum Adjusted EBITDA threshold for payment of bonuses to our named executive officers was $90.082 million, the target level was at amounts between $100.091 million and 106.091 million, and the maximum level was $140.0 million.

The Company achieved Adjusted EBITDA of $114.8 million in 2016, which would have resulted in a payout of approximately 119% of target under the Short-Term Incentive Plan. However, due to higher than budgeted corporate expenses, the Chief Executive Officer recommended, and the Compensation Committee approved, a reduced payout for the named executive officers. As a result, the Management Incentive Program paid out at 105% of target for 2016.

The following table summarizes the target bonus opportunities and actual bonus payments for each of our named executive officers in 2016:

Named Executive Officer	2016 Target Bonus Opportunity ($)	Target Bonus as a Percentage of 2016 Base Salary (%)	2016 Bonus Payout ($)
Kenneth S. Esterow	550,050	116%	577,553
Steven D. Barnhart	318,750	75%	334,688
James R. Gilmartin	162,500	50%	170,625
K. Scott Kim	300,000	75%	315,000
Christopher J. Speltz	262,500	75%	275,625

Limited Perquisites and Other Benefits. We maintain certain broad-based benefit plans in which our employees, including our named executive officers, are entitled to participate. These plans include health and life insurance and a qualified 401(k) savings plan. We make a safe harbor contribution equal to 3% for the qualified 401(k) savings plan (up to a maximum of $7,950 for 2016), subject to Internal Revenue Code limitations. In limited circumstances, we have agreed to reimburse travel expenses to allow an officer who lives near a smaller Company office to commute to a larger Company office in a different region. Our named executive officers also participate in an executive medical benefit program and Mr. Gilmartin received a financial planning benefit.

Severance. Each of our named executive officers is eligible for severance upon certain terminations of employment in accordance with the terms of his employment agreement. The terms of the severance arrangements are more fully described in the narrative to the Summary Compensation Table below.

Employment Agreements

We have entered into employment agreements with each of our named executive officers in order to secure their continued service and dedication. These employment agreements generally establish minimum salary commitments and target bonus opportunities. These employment agreements also restrict the named executive officer’s ability to engage in or perform any activities that are competitive with our business or to solicit our employees away from our service while we employ the executive and for a period of one year thereafter. Our termination payments are generally structured such that the executive is entitled to one year of base salary at the time of termination if the executive is terminated by us without cause or incurs a constructive termination within the parameters of the applicable agreement.

Kenneth S. Esterow. On September 3, 2013, we entered into an employment agreement with Mr. Esterow, which was amended in connection with his appointment as President and Chief Executive Officer effective as of January 1, 2014. Under the terms of his employment agreement, Mr. Esterow will receive an annual base salary as stipulated in the employment agreement and will be eligible for an annual target bonus in accordance with the Company’s management incentive program. The employment agreement also provides that, upon a termination of Mr. Esterow’s employment by the Company without cause or by Mr. Esterow for good reason (each as defined in the employment agreement), (a) any unvested portion of the initial grants of restricted stock and stock options made to Mr. Esterow will immediately vest and (b) Mr. Esterow will receive his base salary and accrued bonus through the termination date, payable within 15 days after the termination date, and a separation payment in the amount of one year’s base salary at the then current rate payable in three installments. In the case of a termination of Mr. Esterow’s employment by the Company without cause or by Mr. Esterow for good reason during the one-year period following a covered transaction (as defined in the Company’s 2011 Equity Compensation Plan), the separation payment would be equal to eighteen months base salary at the then current rate, payable in three installments. The employment agreement contains restrictive covenants related to nondisparagement, noncompetition, and nonsolicitation. The noncompetition and nonsolicitation obligations apply for one year following Mr. Esterow’s termination of employment.

Steven D. Barnhart. On March 12, 2015, we entered into an employment agreement with Mr. Barnhart. Under the terms of his employment agreement, Mr. Barnhart will receive an annual base salary as stipulated in the employment agreement and will be eligible for an annual target bonus in accordance with the Company’s management incentive program. The employment agreement also provides that, upon a termination of Mr. Barnhart’s employment by the Company without cause or his resignation for good reason (each, as defined in the employment agreement), we will pay a separation payment to Mr. Barnhart equal to his base salary and accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable four months after the termination date; one-third payable six months after the termination date; and one-third payable twelve months after the termination date. The employment agreement contains restrictive covenants related to nondisparagement, noncompetition, and nonsolicitation. The noncompetition and nonsolicitation obligations apply for one year following Mr. Barnhart’s termination of employment.

James R. Gilmartin. On March 3, 2014, we entered into an employment agreement with Mr. Gilmartin. Under the terms of his employment agreement, Mr. Gilmartin will receive an annual base salary as stipulated in the employment agreement and will be eligible for an annual target bonus in accordance with the Company’s management incentive program. The employment agreement also provides that, upon a termination of Mr. Gilmartin’s employment by the Company without cause (as defined in the employment agreement) or if he terminates his employment due to specific breaches of his employment agreement by us, we will pay a separation payment to Mr. Gilmartin equal to his base salary and accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable four months after the termination date; one-third payable six months after the termination date; and one-third payable twelve months after the termination date. The employment agreement contains restrictive covenants related to nondisparagement, noncompetition, and nonsolicitation. The noncompetition and nonsolicitation obligations apply for one year following Mr. Gilmartin’s termination of employment.

K. Scott Kim. On September 14, 2015, we entered into an employment agreement with Mr. Kim. Under the terms of his employment agreement, Mr. Kim will receive an annual base salary as stipulated in the employment agreement and will be eligible for an annual target bonus in accordance with the Company’s management incentive program. The employment agreement also provides that, upon a termination of Mr. Kim’s employment by the Company without cause (as defined in the employment agreement) or if he terminates his employment due to specific breaches of his employment agreement by us, we will pay a separation payment to Mr. Kim equal to his base salary through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable four months after the termination date; one-third payable six months after the termination date; and one-third payable twelve months after the termination date. Upon such a termination, Mr. Kim will also be eligible to receive an annual bonus for the year in which his employment is terminated based on actual performance as though he had remained employed through the time the annual bonus is paid, prorated for the number of days in the termination year that Mr. Kim was employed by the Company. The employment agreement contains restrictive covenants related to nondisparagement, noncompetition, and nonsolicitation. The noncompetition and nonsolicitation obligations apply for one year following Mr. Kim’s termination of employment.

Christopher J. Speltz. On March 3, 2014, we entered into an employment agreement with Mr. Speltz. Under the terms of his employment agreement, Mr. Speltz will receive an annual base salary as stipulated in the employment agreement and will be eligible for an annual target bonus in accordance with the Company’s management incentive program. The employment agreement also provides that, upon a termination of Mr. Speltz’s employment by the Company without cause (as defined in the employment agreement) or if he terminates his employment due to specific breaches of his employment agreement by us, we will pay a separation payment to Mr. Speltz equal to his base salary and accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable four months after the termination date; one-third payable six months after the termination date; and one-third payable twelve months after the termination date. The employment agreement contains restrictive covenants related to nondisparagement, noncompetition, and nonsolicitation. The noncompetition and nonsolicitation obligations apply for one year following Mr. Speltz’s termination of employment.

The termination benefits that each named executive officer may be entitled to receive are more fully described in “—Payments upon Termination or Change of Control” below.

Equity Grant Policy

In March 2016, we amended and restated our Equity Grant Policy, which changes the timing of the grant of equity awards. Pursuant to the Equity Grant Policy, annual grants will be made with an effective date of the 11th day following the Company’s earnings release (or March 15th, if earlier) with respect to grants occurring in 2016 and thereafter. With respect to off-cycle grants to current employees, such grants will be effective the first business day of the month following the date on which such grant was approved, unless the grant was approved on the first business day of the month, in which case the grant date will be the date the grant is approved. With respect to grants to newly hired employees, the date of grant is the first business day of the month after the start date, unless the start date is the first business day of a month, in which case it is granted as of the start date.

Section 162(m)

Transition provisions under Section 162(m) of the Internal Revenue Code applied to certain compensation arrangements that were adopted by us before our initial public offering in 2011. These transition provisions generally expired as of our 2015 annual meeting, although they will still apply to incentive awards granted prior to that meeting. We have adopted the 2015 Equity Compensation Plan and Short-Term Incentive Plan, which are designed to maximize our ability to grant incentive compensation that qualifies for the performance-based exception to Section 162(m) of the Internal Revenue Code. In general, we attempt to structure our compensation arrangements with a view towards maximizing the deductibility of compensation under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee takes into consideration other factors, together with Section 162(m) considerations, in making executive compensation decisions and may, in certain circumstances, approve and authorize compensation that is not fully tax deductible.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee has determined that the Compensation Discussion and Analysis be included in this Proxy Statement.

Michael Kelly
Christine Petersen
Richard Pinola

Summary Compensation Table

The following summary compensation table and related footnotes present the compensation during fiscal years’ 2014, 2015, and 2016 provided to our named executive officers. Messrs. Gilmartin and Kim became named executive officers in 2016 and, therefore, 2015 and 2014 compensation is not disclosed in the table below.

Name and Principal Position	Year	Salary ($)	Stock Awards(1)(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Kenneth S. Esterow,	2016	475,000	3,319,887	577,553	30,778	4,403,218
President and Chief	2015	476,827	2,918,188	278,300	39,023	3,712,338
Executive Officer	2014	476,827	2,899,970	230,048	26,152	3,632,997

Steven D. Barnhart,	2016	425,000	2,074,789	334,688	76,873	2,911,350
Chief Financial	2015	489,135	2,188,650	210,597	102,918	2,991,300
Officer	2014	225,000	1,250,005	—	15,979	1,490,984

James R. Gilmartin,	2016	325,000	1,084,867	170,625	39,628	1,620,120
SVP, General Counsel
& Corporate Secretary

K. Scott Kim,	2016	400,000	1,627,291	315,000	30,762	2,373,053
CEO, Bankrate.com

Christopher J. Speltz,	2016	350,000	1,627,291	275,625	30,721	2,283,637
CEO, Bankrate	2015	351,346	1,361,831	132,825	39,036	1,885,038
Credit Cards	2014	351,347	1,749,978	226,013	16,180	2,343,518

(1)	Represents the aggregate grant date fair values of awards granted during the fiscal years ended December 31, 2016, 2015, and 2014, computed in accordance with FASB ASC 718, except that the 2014 and 2015 performance shares, and the 2016 performance share units, are valued at target achievement levels, which are greater than the amounts computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in calculating the amounts for fiscal years 2016, 2015, and 2014, see Note 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)	For fiscal year 2016, the “Stock Awards” column in the table above reflects the grant date fair value for both grants of restricted stock units and grants of performance share units awarded to our named executive officers during that period. As noted above, however, the value of the performance share units for 2016 has been determined based on an assumed vesting at target levels. The following is the maximum grant date fair value for the performance share unit awards granted in fiscal year 2016 for each of the following named executive officers if, due to the Company’s performance during the applicable performance cycle, the performance share units vest at their maximum level: Mr. Esterow, $3,588,750; Mr. Barnhart, $1,634,163; Mr. Gilmartin, $854,472: Mr. Kim, $1,281,700; and Mr. Speltz, $1,281,700.

For fiscal year 2015, the “Stock Awards” column in the table above reflects the grant date fair value for both grants of restricted stock and grants of performance shares awarded to our named executive officers during that period. As noted above, however, the value of the performance shares for 2015 has been determined based on an assumed vesting at target levels. The following is the maximum grant date fair value for the performance share awards granted in fiscal year 2015 for each of the following named executive officers if, due to the Company’s performance during the applicable performance cycle, the performance shares vest at their maximum level: Mr. Esterow, $3,064,098; Mr. Barnhart, $2,298,076; and Mr. Speltz, $1,429,908. Performance conditions with respect to performance shares awarded in fiscal year 2015 were not satisfied and all such shares were forfeited.

For fiscal year 2014, the “Stock Awards” column in the table above reflects the grant date fair value for both grants of restricted stock and grants of performance shares awarded to our named executive officers other than Mr. Barnhart during that period. As noted above, however, the value of the performance shares for 2014 has been determined based on an assumed vesting at target levels. The following is the maximum grant date fair value for the performance share awards granted in fiscal year 2014 for each of the following named executive officers if, due to the Company’s performance during the applicable performance cycle, the performance shares vest at their maximum level: Mr. Esterow, $3,044,976; and Mr. Speltz, $1,837,489. Performance shares granted in 2014 vested at 60.6% of target.

(3)	Represents the total bonus payments received by each of our named executive officers under the Management Incentive Program for the applicable year. See “—Named Executive Officer Compensation—Incentive Cash Bonuses” elsewhere in this Proxy Statement.

(4)	Amounts in this column relate to the named executive officers receiving a 401(k) safe harbor contribution and participation in our executive health program, as well as participation by Mr. Gilmartin in a financial planning benefit, and commuting reimbursement for Mr. Barnhart for travel and lodging in connection with trips from his Chicago residence to our New York office. The aggregate cost to the Company in 2016 of the reimbursements for travel and lodging for Mr. Barnhart was $46,091.

Grants of Plan-Based Awards in 2016

The table below provides information regarding equity and non-equity awards granted to Bankrate’s named executive officers in 2016.

								All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards (4) ($)

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kenneth S. Esterow	3/10/2016	275,025	550,050	1,100,100
	3/10/2016				129,886	259,772	389,658		1,794,375
	3/10/2016							111,331	927,387
Steven D. Barnhart	3/10/2016	159,375	318,750	637,500
	3/10/2016				59,145	118,289	177,434		817,081
	3/10/2016							118,289	985,347
James R. Gilmartin	3/10/2016	81,250	162,500	325,000
	3/10/2016				30,926	61,851	92,777		427,236
	3/10/2016							61,851	515,219
K. Scott Kim	3/10/2016	150,000	300,000	600,000
	3/10/2016				46,388	92,776	139,164		640,850
	3/10/2016							92,776	772,824
Christopher J. Speltz	3/10/2016	131,250	262,500	525,000
	3/10/2016				46,388	92,776	139,164		640,850
	3/10/2016							92,776	772,824

(1)	Amounts shown under Estimated Possible Payouts under Non-Equity Incentive Plan Awards represent the threshold, target, and maximum payment level under the management incentive program. If the threshold level is not attained, no bonus is paid under the management incentive program.

(2)	Amounts shown under Estimated Future Payouts under Equity Incentive Plan Awards represent the threshold, target, and maximum payment levels for performance share unit awards granted in 2016, as described in “—Compensation Discussion and Analysis—Named Executive Officer Compensation—Long-Term Incentive Compensation” elsewhere in this Proxy Statement.

(3)	Amounts represent restricted stock units granted to the named executive officer in 2016, as described in “—Compensation Discussion and Analysis—Named Executive Officer Compensation—Long-Term Incentive Compensation” elsewhere in this Proxy Statement.

(4)	Represents the aggregate grant date fair values of awards granted during the fiscal year ended December 31, 2016, computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in calculating the amounts for fiscal year 2016, see Note 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The value of the performance share units has been determined based on an assumed vesting of 75% of the target performance share units awarded, which is the performance the Company believed as of the grant date was most likely to be achieved under the grants.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding various equity awards held by Bankrate’s named executive officers as of December 31, 2016. Values are computed using a per share price of $11.05 (the closing price of our common stock on the New York Stock Exchange on December 30, 2016).

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Exercise Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Kenneth S. Esterow	3/10/2016	—	—	—	—	—	—	259,772	2,870,481
	3/10/2016	—	—	—	—	111,331	1,230,208	—	—
	2/2/2015	—	—	—	—	—	—	79,982	883,796
	2/2/2015	—	—	—	—	45,247	499,979	—	—
	2/3/2014	—	—	—	—	38,293	423,138	—	—
	2/3/2014	—	—	—	—	17,877	197,541	—	—
	10/1/2013	—	—	—	—	23,442	259,034	—	—
	10/1/2013	203,116	46,884	20.77	10/1/2020	—	—	—	—
Steven D. Barnhart	3/10/2016	—	—	—	—	—	—	118,289	1,307,093
	3/10/2016	—	—	—	—	118,289	1,307,093	—	—
	2/2/2015	—	—	—	—	—	—	59,987	662,851
	2/2/2015	—	—	—	—	33,936	374,993	—	—
	10/1/2014	—	—	—	—	53,524	591,440	—	—
James R. Gilmartin	3/10/2016	—	—	—	—	—	—	61,851	683,454
	3/10/2016	—	—	—	—	61,851	683,454	—	—
	2/2/2015	—	—	—	—	—	—	26,661	294,599
	2/2/2015	—	—	—	—	15,083	166,667	—	—
	2/3/2014	—	—	—	—	9,196	101,616	—	—
	2/3/2014	—	—	—	—	5,394	59,604	—	—
	6/1/2012	75,000	—	16.72	6/1/2019	—	—	—	—
K. Scott Kim	3/10/2016	—	—	—	—	—	—	92,776	1,025,175
	3/10/2016	—	—	—	—	92,776	1,025,175	—	—
	10/1/2015	—	—	—	—	44,211	488,532	—	—
Christopher J. Speltz	3/10/2016	—	—	—	—	—	—	92,776	1,025,175
	3/10/2016	—	—	—	—	92,776	1,025,175	—	—
	2/2/2015	—	—	—	—	—	—	37,325	412,441
	2/2/2015	—	—	—	—	21,116	233,332	—	—
	2/3/2014	—	—	—	—	23,108	255,343	—	—
	2/3/2014	—	—	—	—	10,788	119,207	—	—
	6/11/2011	100,000	—	15.00	6/16/2021	—	—	—	—

(1)	The stock options disclosed in this column vest: (i) one quarter on the first anniversary of the date of grant and (ii) the remaining three quarters vest in 36 equal monthly installments thereafter. Mr. Barnhart and Mr. Kim did not hold any stock options as of December 31, 2016.

(2)	The restricted shares and restricted stock units disclosed in this column for our named executive officers (other than (a) the remaining unvested portion of the February 2014 performance shares held by Messrs. Esterow, Gilmartin, and Speltz, (b) Mr. Esterow’s October 2013 restricted stock grant, and (c) Mr. Barnhart’s October 2014 restricted stock grant) vest in three equal installments on each of the first three anniversaries of the date of grant, subject to continued employment through the applicable vesting date. The remaining unvested portion of the 2014 performance shares held by Messrs. Esterow, Gilmartin, and Speltz vests on the third anniversary of the grant date. Mr. Esterow’s October 2013 restricted stock grant is subject to monthly vesting in equal amounts over the 36-month period following September 9, 2014. Mr. Barnhart’s October 2014 restricted stock grant vests in five equal installments on each of the first five anniversaries of March 12, 2015, subject to his continued employment through each such anniversary.

(3)	The awards in these columns represent the performance shares granted in February 2015 and the performance share units granted in March 2016 (with share and payout amounts computed based on the threshold performance level in the case of the 2015 performance shares and the target level in the case of the 2016 performance share units).

Option Exercises and Stock Awards Vested in 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kenneth S. Esterow	—	—	110,726	1,065,438
Steven D. Barnhart	—	—	30,862	314,010
James R. Gilmartin	—	—	27,309	268,309
K. Scott Kim	—	—	22,775	193,132
Christopher J. Speltz	—	—	54,672	521,952

Pension Benefits

None of our named executive officers participate in defined benefit pension plans.

Nonqualified Deferred Compensation

None of our named executive officers participate in nonqualified deferred compensation plans.

Payments upon Termination and Change of Control

Payments upon Termination without Cause or Resignation for Good Reason

Pursuant to our employment agreements with our named executive officers, in the event that we terminate their employment without “cause,” or, if they resign for “good reason,” in the case of Messrs. Esterow and Barnhart, or a constructive termination in the case of Messrs. Gilmartin, Kim, and Speltz, the applicable named executive officer would be entitled to any accrued bonus through the effective date of his termination of employment, payable within 15 days of the effective termination date, and a separation payment equal to one year’s base salary, at the then-current base salary rate, payable in three equal installments: one-third payable four months after the termination date (55 days in the case of Mr. Esterow); one-third payable six months after the termination date; and one-third payable 12 months after the termination date. Upon such a termination of employment, Mr. Kim would also be entitled to receive a prorated annual bonus for the year of termination based on actual performance as though he had remained employed through the date annual bonuses are paid generally.

In addition, Mr. Esterow’s employment agreement provides that in the event he is terminated by Bankrate without “cause” or he resigns for “good reason,” all the outstanding unvested stock incentive awards granted to him under the employment agreement will become vested. Mr. Barnhart’s letter agreement provides that the unvested portion of his shares of restricted stock pursuant to his long-term grant will vest as to the next tranche scheduled to vest upon his termination without “cause” or his resignation for “good reason.”

For these purposes, the term “cause” generally means, the applicable named executive officer’s (a) material breach of his or her employment agreement; (b) dishonesty or fraud; (c) willful or negligent insubordination; (d) conviction of, or guilty plea to, a felony or crime involving moral turpitude; or (e) resignation (other than in the case of Mr. Esterow). Termination without “cause” generally means any termination other than for “cause” and other than in the event of death or a mental or physical disability, which prevents the executive from performing his or her duties for an extended period of time.

For purposes of Messrs. Esterow’s and Barnhart’s agreements, “good reason” generally means (i) the failure by Bankrate to pay to the executive the compensation or perform any other obligation due to him under his employment agreement or any initial equity grant agreements; (ii) the failure by Bankrate to allow the executive to participate in Bankrate’s employee benefit plans generally available from time to time to Bankrate executives; (iii) the failure of any successor to all or substantially all of the business and/or assets of Bankrate to assume the employment agreement; (iv) relocation of the executive to an office greater than 30 miles from the current location of the executive’s principal office without his consent; (v) reduction of the executive’s title, or material reduction of the executive’s duties or responsibilities with Bankrate; or (vi) in the case of Mr. Barnhart, a material reduction by the Company in Mr. Barnhart’s base salary or target annual bonus, or a material reduction in Mr. Barnhart’s long-term incentive opportunity to a level that is materially less favorable to Mr. Barnhart than that applicable to the Company’s named executive officers (other than the Chief Executive Officer) as a group generally.

For purposes of the employment agreements with Messrs. Gilmartin, Kim, and Speltz, the executive officer can terminate his employment and receive severance as described above if Bankrate does not maintain his position and duties, or provide base salary, bonus opportunity, executive benefits, or expense reimbursement in a manner consistent with the terms of his employment agreement.

Payments upon Termination for Cause, Resignation, Death, or Disability

Pursuant to employment agreements entered into with Messrs. Esterow, Barnhart, Gilmartin, and Speltz, in the event of a termination with “cause,” resignation for no reason, death, or disability, each named executive officer would be entitled to any accrued bonus through the effective date of the termination, payable within 15 days of the effective termination date. Pursuant to the employment agreement with Mr. Kim, in the event of death or disability, Mr. Kim would be eligible to receive an annual bonus for the year in which his employment is terminated based on actual performance as though he had remained employed through the time the annual bonus is paid, prorated for the number of days in the applicable event year that Mr. Kim was employed by the Company.

Payments upon a Change of Control

All equity awards granted to our named executive officers have a “double-trigger” provision that generally provides for vesting in connection with a change of control only if the employment of the applicable executive is terminated by the Company without “cause,” the applicable executive resigns for “good reason” following the change of control, or if the successor fails to assume the underlying award.

Termination Following a Change of Control

None of our executive officers has a change of control agreement with us. However, pursuant to Messrs. Esterow and Barnhart’s employment agreements, in the event that a successor to all or substantially all of our business and/or assets fails to assume the employment agreement, the executive would be permitted to resign for “good reason.”

Upon a termination of employment without “cause” following a change of control, our named executive officers other than Mr. Esterow would be entitled to the same severance benefits under their respective employment agreements as if the termination of employment had occurred independent of a change of control (see “—Payments upon Termination without Cause or Resignation for Good Reason”). Mr. Esterow would be entitled to 18 months’ base salary, payable in three installments as described above, if his employment is terminated by Bankrate without “cause” or he resigns for “good reason,” in each case, within one year following a change of control.

The following table reflects estimated payments to our named executive officers that may be made upon termination of employment or a termination of employment in connection with a change of control. The estimated payments in the table are calculated based on the assumption that the hypothetical termination of employment and the hypothetical change of control each occurred on December 31, 2016.

Name	Scenario	Cash Severance ($)(1)	Stock Options ($)(2)	Restricted Stock / Restricted Stock Units ($)(2)	Performance Shares / Performance Share Units ($)(2)	Total ($)
Kenneth S. Esterow	Resignation without Good Reason	—	—	—	—	—
	Resignation with Good Reason	475,000	—	259,034	—	734,034
	Involuntary Termination Not for Cause	475,000	—	1,547,963	777,858	2,800,821
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination Not for Cause or Resignation for Good Reason Following Change of Control	712,500	—	2,609,900	2,870,481	6,192,881
	Change of Control (No Termination of Employment)	—	—	—	—	—

Steven D. Barnhart	Resignation without Good Reason	—	—	—	—	—
	Resignation with Good Reason	425,000	—	147,860	—	572,860
	Involuntary Termination Not for Cause	425,000	—	779,758	354,203	1,558,961
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination Not for Cause or Resignation for Good Reason Following Change of Control	425,000	—	2,273,526	1,307,093	4,005,619
	Change of Control (No Termination of Employment)	—	—	591,440	—	591,440

James R. Gilmartin	Resignation	—	—	—	—	—
	Involuntary Termination Not for Cause (including Constructive Termination)	325,000	—	476,922	185,206	987,128
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination Not for Cause or Resignation for Good Reason Following Change of Control	325,000	—	1,011,340	683,454	2,019,794
	Change of Control (No Termination of Employment)	—	—	—	—	—

K. Scott Kim	Resignation	—	—	—	—	—
	Involuntary Termination Not for Cause (including Constructive Termination)	400,000	—	592,817	277,807	1,270,624
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination Not for Cause or Resignation for Good Reason Following Change of Control	400,000	—	1,513,706	1,025,175	2,938,881
	Change of Control (No Termination of Employment)	—	—	—	—	—

Christopher J. Speltz	Resignation	—	—	—	—	—
	Involuntary Termination Not for Cause (including Constructive Termination)	350,000	—	839,768	277,807	1,467,575
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination Not for Cause or Resignation for Good Reason Following Change of Control	350,000	—	1,633,057	1,025,175	3,008,232
	Change of Control (No Termination of Employment)	—	—	—	—	—

(1)	Cash severance amounts are based on base pay using current base salary.

(2)	The calculation of the value of any vesting of stock options, restricted stock, restricted stock units, performance shares, or performance share units is based on a per share price of $11.05 (the closing price of our common stock on the New York Stock Exchange on December 30, 2016). Because the exercise price of outstanding unvested stock options held by our named executive officers as of December 31, 2016 exceeded that amount, no value is attributed to stock options in the table. Because it was substantially certain as of December 31, 2016 that performance with respect to the performance shares granted in 2015 would not be achieved, no performance shares are shown as vesting in the table. Amounts shown for performance share units granted in 2016 are determined based on an assumed performance achievement level of target, which was the actual performance as of December 31, 2016.

Restrictive Covenants

Pursuant to the employment agreements with Messrs. Esterow, Barnhart, Gilmartin, Kim, and Speltz, each named executive officer has agreed not to compete with us and not to recruit any of our employees during the term of his employment and for a period of one year thereafter. In addition, each named executive officer has also agreed not to disclose any of our confidential information during the term of his employment and thereafter (except for Mr. Esterow, who is restricted from disclosing confidential information for a period of three years thereafter) and not to disclose any of our trade secrets for so long as they remain trade secrets. In order to receive the benefits described above in “—Payments upon Termination without Cause or Resignation for Good Reason,” the named executive officers must comply with each of these restrictive covenants and must enter into a separation and release agreement with us releasing us from any and all liability and settling all claims of any kind.

DIRECTOR COMPENSATION

The following table sets forth, for the fiscal year ended December 31, 2016, certain information regarding the compensation for each person in 2016 who was not affiliated with the Company, Apax Partners, L.P., Apax Partners LLP, or their respective affiliates, and who was determined by our Board of Directors to be “independent” under the rules of the New York Stock Exchange (each of whom we refer to as a “Non-Affiliate Director”). Mr. Esterow, who was an employee of Bankrate during 2016, did not receive additional direct compensation for his services as a director. In addition, Messrs. Brody, and Truwit, members of our Board of Directors designated by Apax Partners, do not receive compensation for their services as directors.

Per policies in effect in 2015 and that continue to be in effect, our Board of Directors has approved cash retainers to be paid to Non-Affiliate Directors of $50,000 per year. Each Non-Affiliate Director who serves as the Audit Committee chairperson receives an additional annual cash retainer equal to $30,000, each Non-Affiliate Director who serves as the Compensation Committee chairperson receives an additional annual cash retainer equal to $20,000 and each Non-Affiliate Director who serves as the Nominating & Governance Committee chairperson receives an additional annual cash retainer equal to $10,000. Each Non-Affiliate Director who serves as a member of the Audit Committee, other than the chairperson, receives an additional annual cash retainer equal to $10,000, each Non-Affiliate Director who serves as a member of the Compensation Committee, other than the chairperson, receives an additional annual cash retainer equal to $7,000, and each Non-Affiliate Director who serves as a member of the Nominating & Governance Committee, other than the chairperson, receives an additional annual cash retainer equal to $4,000. The cash retainers for service on the Board of Directors and committees are paid in four equal quarterly installments.

Each Non-Affiliate Director who is providing services as a director of the Company as of the annual stockholder meeting of the applicable year will be granted a restricted stock award with respect to a number of shares having a fair market value of $160,600, which will vest on the first anniversary of grant. In addition, because the transition from our prior director compensation policy to the one currently in effect resulted in the 2016 annual equity grant being made to Non-Affiliate Directors approximately 4.5 months after the date the grant would have been made under the prior policy, the Board of Directors proportionately increased the value of the 2016 annual equity award to an aggregate of $223,080 to reflect the delay in grant date. The number of shares granted in the 2016 annual equity grant was determined by dividing this amount by the average close price of our stock for the 10 trading days preceding the grant date. The policy providing for these grants can be amended or terminated by our Board of Directors at any time.

Upon request, we reimburse directors for travel and lodging expenses that they incur in connection with their attendance at directors’ meetings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Seth Brody	—	—	—
Kenneth S. Esterow	—	—	—
Michael J. Kelly	84,000	215,147	299,147
Sree Kotay	54,000	215,147	269,147
Peter C. Morse	60,000	215,147	275,147
Christine Petersen	67,000	215,147	282,147
Richard J. Pinola	87,000	215,147	302,147
Mitch Truwit	—	—	—

(1)	The amounts included in this column reflect the grant date fair value of restricted stock awards granted to our Non-Affiliate Directors in 2016. The grant date fair value was determined in accordance with FASB ASC Topic 718. See Note 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for an explanation of the assumptions made in valuing these awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

In connection with our initial public offering in 2011, Bankrate entered into the Stockholders Agreement with Ben Holding S.à r.l., those Bankrate directors and executives who hold Bankrate common stock and certain other holders of Bankrate common stock. The Stockholders Agreement provides that Ben Holding S.à r.l. or any of its direct or subsequent transferees (other than pursuant to a widely distributed public sale or open market purchase), which we refer to collectively as the Apax Holders, are entitled to designate nominees for election to our board of directors as follows: (i) a majority of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 50% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors; (ii) 30% of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 30% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors; and (iii) 15% of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 5% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors. Thereafter the Apax Holders will no longer be entitled to designate any nominees for election to the board of directors except pursuant to our general director nomination process generally applicable to all stockholders, which is described below. For purposes of calculating the number of directors that the Apax Holders are entitled to designate pursuant to the formulas described above, any fractional amounts will be rounded up to the nearest whole number and the calculation will be made taking into account the increase in the size of our board of directors (e.g., one and one quarter (1 1/4) directors will equate to two (2) directors). All parties to the Stockholders Agreement are obligated to vote in favor of the Apax Holders’ nominees. In addition, the Apax Holders have the right to remove and replace any or all of its director-nominees at any time and for any reason and to designate any individual(s) to fill any such vacancies.

In addition, (i) for so long as the Apax Holders, directly or indirectly, beneficially own a majority of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors, at the Apax Holders’ option, a majority of the members of each committee of our board of directors will be directors nominated by the Apax Holders, and (ii) for so long as the Apax Holders, directly or indirectly, beneficially own 5% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors, at the Apax Holders’ option, at least one member of each committee of our board of directors will be a director nominated by the Apax Holders, in each case to the extent permitted by law and applicable stock exchange rules. At the option of the Apax Holders, Bankrate will cause the board of directors of any of its subsidiaries (and any committees of such board) to have the same proportionate representation as our board of directors and of each committee of our board of directors.

The Stockholders Agreement also provides that the following actions by us or any of our subsidiaries require the approval of the Apax Holders for so long as the Apax Holders beneficially own, directly or indirectly, at least 35% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors:

●	the hiring and removal of our Chief Executive Officer;

●	any change of control as defined in the Stockholders Agreement or initiating any liquidation, dissolution or winding up or other bankruptcy proceeding;

●	entering into any agreement providing for the acquisition or divestiture of assets for aggregate consideration in excess of $100 million;

●	any issuance of equity securities for an aggregate consideration in excess of $100 million; and

●	declaring any extraordinary dividends or making any pro rata share repurchases.

The Stockholders Agreement also includes registration rights providing that the Apax Holders and Mr. Morse may require registration under the Securities Act of all or any portion of the common stock or certain stock equivalents of Bankrate held by such persons. Bankrate is obligated to effectuate a maximum of four registrations at the request of the Apax Holders on Form S-1 and an unlimited number of registrations on Form S-3, as well as a maximum of two registrations at the request of Mr. Morse on Form S-3. If a registration is demanded, Bankrate must provide written notice to other holders of registerable securities who may then elect to include their registerable securities in such a registration. The Stockholders Agreement also includes “piggyback” registration rights providing that whenever Bankrate proposes to register shares of common stock of Bankrate for its own account or for the account of any holder of registerable securities (other than a registration the primary purpose of which is to register debt securities or in connection with a business acquisition or combination or an employee benefit plan) any holder of registerable securities party to the Stockholders Agreement, including certain of the current directors and executive officers of Bankrate, is entitled to include their shares in the registration, subject to customary cutback provisions. Bankrate will be responsible for all fees and expenses incurred in connection with the filing of a registration statement required under the Stockholders Agreement. Bankrate must also indemnify all holders of registerable securities for any losses incurred or arising out of any untrue or alleged untrue statement of a material fact contained in any registration statement or related document or any violation of any applicable law or regulation applicable to registerable securities in connection with a registration, other than arising out of statements provided by selling stockholders for inclusion in the registration statement or arising primarily out of actions of the selling stockholders.

VCOC Investors’ Rights Agreement

Bankrate is a party to an amended and restated VCOC Investors’ Rights Agreement with Apax US VII, L.P. and Apax Europe VII-A, L.P., which we refer to together as the Apax VCOC Partnerships, and Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., Apax WW Nominees Ltd., and Ben Holding S.à r.l.

Pursuant to the VCOC Investors’ Rights Agreement, so long as an Apax VCOC Partnership directly or indirectly owns stock of Ben Holding S.à r.l., such Apax VCOC Partnerships are entitled to appoint one manager of Ben Holding S.à r.l., which we refer to as the Nominated VCOC Director. So long as the Apax Holders collectively have the right to designate one or more nominees for election to our board of directors, the Apax VCOC Partnerships are entitled to designate certain of such Apax Holders nominees, each of which we refer to as a Bankrate VCOC Director. To the extent permitted by applicable law and securities exchange listing requirements and consistent with the committee representation provisions of the Stockholders Agreement, each Nominated VCOC Director and Bankrate VCOC Director will be entitled to serve on all the committees and subcommittees of the board of directors of Ben Holding S.à r.l. and Bankrate, respectively. Each Apax VCOC Partnership also is entitled to appoint an observer to attend the board meetings of Ben Holding S.à r.l. Moreover, each Apax VCOC Partnership is entitled to receive annual and quarterly consolidated financial statements of Ben Holding S.à r.l., Bankrate, and their respective subsidiaries, and has the right to examine and inspect the properties, books and records, and meet with management of, Ben Holding S.à r.l., Bankrate and their respective subsidiaries.

Director Indemnification Agreement

Bankrate has entered into Director Indemnification Agreements with each of our directors whereby we agreed to fully indemnify and hold harmless each such director if such director was or is a party to, among other things, any threatened, pending or completed action, suit, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, by reason of such director’s status as a director, officer, manager, employee, agent or fiduciary of Bankrate. A director will not be indemnified against any claim for which payment has actually been made under any insurance policy or other indemnity provision, for an accounting of profits made from the purchase and sale of securities of Bankrate, in connection with any proceeding initiated by the director or if it is adjudicated that the director failed to act in good faith and in a manner such director reasonably believed to be in, or not opposed to, the best interests of Bankrate. The agreement will last for so long as such director is a director, officer, employee or agent of Bankrate and for so long as such person is subject to any proceeding by reason of such status.

Other Transactions

Bankrate receives consulting services related to research and development from Global Logic, Inc., a portfolio company of funds advised by Apax Partners L.P. We made payments to Global Logic of approximately $128,000 for the year ended December 31, 2016.

Review and Approval of Transactions with Related Persons

The Audit Committee of the Board of Directors, pursuant to its written charter, is charged with the responsibility of reviewing and approving any related person transactions, including those required to be disclosed as a “related person” transaction under applicable federal securities laws. On an annual basis, each director and executive officer is required to complete a questionnaire that requires disclosure of any transactions the director or executive officer, or their immediate family members or associates, may have with us in which the director or executive officer, or their immediate family members or associates, has a direct or indirect material interest. The Audit Committee considers the responses in the questionnaires and other information regarding potential relationships between us and the directors and executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following table sets forth the amount and percent of shares of our common stock that as of April 24, 2017, are deemed under the rules of the SEC to be “beneficially owned” by each member of the Board of Directors, by each nominee for election to the Board of Directors, by each of our executive officers named in the Summary Compensation Table below, by all of our directors and executive officers as a group, and by any person or “group” (as that term is used in the Securities Exchange Act of 1934) known to us to be a “beneficial owner” of more than 5% of the outstanding shares of our common stock as of that date. The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed common stock or shares such power with his or her spouse.

	Common Stock Beneficially Owned(1)
	Number of Shares of Common Stock	Percentage of Class
Name of Beneficial Owner
Ben Holding S.à r.l.(2)	37,703,694	42.1%
Peter C. Morse(3)	4,292,359	4.8%
Kenneth S. Esterow(3)	470,206	*
Seth Brody(3)	—	—
Michael J. Kelly(3)	80,398	*
Sree Kotay(3)	40,263	*
Christine Petersen(3)	40,263	*
Richard J. Pinola(3)(4)	115,064	*
Mitch Truwit(3)	—	—
Steven D. Barnhart(3)	144,633	*
James R. Gilmartin(3)	121,349	*
Kenneth Scott Kim(3)	72,297	*
Christopher J. Speltz(3)	269,390	*
All current executive officers and directors as a group (13 persons)(4)	5,655,313	6.3%

*         Less than 1% of our outstanding common stock

(1)	The percentage of shares owned is based on 89,512,596 shares of Common Stock outstanding as of April 24, 2017.

Shares of restricted stock are considered to be outstanding and beneficially owned by the person holding such restricted stock. Shares of Common Stock issuable by us (i) pursuant to options held by the respective persons which may be exercised within 60 days following April 24, 2017 and (ii) upon vesting of restricted stock units or performance share units that vest by their terms within 60 days after April 24, 2017, are deemed to be outstanding and to be beneficially owned by the person holding such stock options, restricted stock units and/or performance share units for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The shares issuable by us pursuant to options exercisable within 60 days include: Mr. Esterow, 234,364 shares; Mr. Gilmartin, 75,000 shares; Mr. Speltz, 100,000 shares; Mr. Kelly, 20,000 shares; and Mr. Pinola, 30,000 shares; and all executive officers and directors as a group, 459,364 all of which had an exercise price in excess of the $10.15 closing price for our common shares on April 24, 2017. The shares issuable by us pursuant to vesting of restricted stock units within 60 days include: Mr. Kelly, 27,165 shares; Mr. Kotay, 27,165 shares; Mr Morse, 27,165 shares; Ms. Petersen, 27,165 shares; and Mr. Pinola, 27,165 shares; and all executive officers and directors as a group, 135,825. There were no shares of common stock issuable pursuant to vesting of performance share units within 60 days after April 24, 2017.

(2)	Ben Holding S.à r.l. is beneficially owned by Apax US VII, L.P. (“Apax US VII Fund”) and Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P. (the “Apax Europe VII Funds” and, together, with Apax US VII Fund, “the Apax VII Funds”). Apax Partners, L.P. is an investment advisor to Apax US VII Fund under an investment advisory agreement with Apax US VII Fund. Apax Partners LLP is an investment advisor to Apax Europe VII GP L.P. Inc., a Guernsey incorporated limited partnership.

Apax Europe VII GP L.P. Inc., a Guernsey limited partnership, is the general partner of each of the Apax Europe VII Funds. Apax Europe VII GP Co. Limited, a Guernsey company, is the general partner of Apax Europe VII GP L.P. Inc. Apax Europe VII GP Co. Limited is responsible for the investments and general administration of the Apax Europe VII Funds. The directors of Apax Europe VII GP Co. Limited are Messrs. Andrew Guille, David Staples, Simon Cresswell, Martin Halusa, Nicholas Kershaw and Ms. Denise Fallaize.

Apax US VII GP, L.P., a Cayman Islands exempted limited partnership, is the general partner of the Apax US Fund. Apax US VII GP, Ltd., a Cayman Islands exempted limited company, is the general partner of Apax US VII GP, L.P. Apax Guernsey (Holdco) PCC Limited, as a result of a transfer of John F. Megrue’s 100% equity interests in Apax USVII GP, LTd., owns 100% of the equity interest of Apax US VII GP, Ltd.

The address of Ben Holding S.à r.l. 1-3 Boulevard de la Foire, l-1528 Luxembourg; the address of Apax Europe VII GP Co. Limited, Apax Europe VII GP L.P. Inc. and the Apax Europe VII Funds is Third Floor, Royal Bank Palace, 1 Glategny Esplanade, St. Peter Port, Guersney X0 GY1 2HY; the address of Apax US VII Fund, Apax US VII GP, L.P. and Apax US VII GP, Ltd. is P.O. Box 908GT, Georgetown, Grand Cayman E9 KY1-9002.

(3)	The address of each director and executive officer of Bankrate is c/o Bankrate, Inc., 1675 Broadway, 22nd Floor, New York, New York 10019.

(4)	Includes 9,034 shares held by Mr. Pinola’s spouse.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and any persons who own more than 10% of our common stock to file reports with the SEC with respect to their ownership of common stock. Directors, executive officers and persons owning more than 10% of our common stock are required to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, all of our applicable directors, officers and beneficial holders of more than 10% of our common stock complied with all of the Section 16(a) reporting requirements applicable to them with respect to transactions during fiscal year 2016.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted the Bankrate, Inc. Code of Business Conduct and Ethics applicable to all officers, directors and employees. The Code of Business Conduct and Ethics is publicly available on the investor relations section of Bankrate’s Web site at investor.bankrate.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board of Directors that is published on the investor relations section of Bankrate’s Web site at investor.bankrate.com. This report reviews the actions taken by the Audit Committee with regard to Bankrate’s financial reporting process during 2016 and particularly with regard to Bankrate’s audited consolidated financial statements as of December 31, 2016 and 2015 and for the three years ended December 31, 2016.

The Audit Committee selects Bankrate’s independent registered public accounting firm and meets with Bankrate’s independent registered public accounting firm to discuss the scope and review the results of the annual audit. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s Charter. The Audit Committee met eleven times during 2016.

Each of the directors that serves on the Audit Committee is “independent” for purposes of the New York Stock Exchange listing standards. That is, the Board of Directors has determined that each member of the Committee has no relationship to Bankrate that may interfere with his independence from Bankrate and its management.

The Audit Committee reviewed Bankrate’s 2016 financial statements and met with both management and Grant Thornton LLP, Bankrate’s independent registered public accounting firm for 2016, to discuss those financial statements. Management represented to us that the financial statements were prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also received from and discussed the written disclosures and the letter from Grant Thornton LLP required by the Public Company Accounting Oversight Board, and has discussed with Grant Thornton LLP their independence. The Audit Committee also discussed with Grant Thornton LLP any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Oversight Board in Rule 3200 T.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of Bankrate’s audited financial statements in Bankrate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

THE AUDIT COMMITTEE

Richard J. Pinola, Chairman

Michael J. Kelly

Christine Petersen

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these Acts.

AUDIT FEES AND RELATED MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered and expenses of Grant Thornton LLP for the audits of our annual financial statements and the effectiveness of internal controls for the years ended December 31, 2016 and 2015, and fees billed for other services rendered and expenses of Grant Thornton LLP during 2016 and 2015.

	2015	2016
Audit Fees	$2,393,903	$2,847,347
Audit-Related Fees	—	$231,000
Tax Fees	$854,927	$259,775
All Other Fees	—	—

Fees for audit services include fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10-Q for both years ended December 31, 2016 and 2015. In addition, fees for audit services in 2016 include fees associated with the audits of the financial statements related to the acquisition of certain assets of NextAdvisor, Inc. In 2016, audit-related fees include fees associated with a proposed offering memorandum. In 2015, audit fees include fees associated with the audit of the Company’s insurance business and fees for services performed related to the SEC’s Comment Letter and S-8 filing. Tax fees in 2016 reflect fees associated with federal income tax consulting, research and development tax credits and state and local income tax consulting. Tax fees in 2015 reflect fees associated with tax analysis services in connection with the sale of our insurance business, as well as fees for services associated with research and development tax credits for year 2015. No other fees were billed in 2015 or 2016 for products and services provided by Grant Thornton LLP.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee of the Board of Directors has implemented procedures to ensure that all audit and permitted non-audit services provided to us are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of an independent accountant for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved, then it must be specifically pre-approved by the Audit Committee before it may be provided by our independent accountant. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when appropriate.

All of the audit and non-audit related services provided by Grant Thornton LLP to us in 2016 were approved by the Audit Committee by means of specific pre-approvals or otherwise in accordance with the Audit Committee Charter.

STOCKHOLDER PROPOSALS

Rules of the SEC require that any proposal by a stockholder for consideration at the 2018 Annual Meeting of Stockholders must be received by us no later than 120 calendar days before the one-year anniversary of the date of our proxy statement released to stockholders in connection with the 2017 Annual Meeting, or December 29, 2017, if it is to be eligible for inclusion in the proxy materials for our 2018 Annual Meeting of Stockholders. However, in the event that we hold our 2018 Annual Meeting of Stockholders more than 30 days before or 30 days after the one-year anniversary date of the 2017 Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received on Form 10-Q or, if impracticable to do so, by any means reasonably calculated to inform stockholders. Proposals submitted for consideration should be addressed to us at 1675 Broadway, 22nd Floor, New York, New York 10019, Attention: Corporate Secretary. Under applicable SEC rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in such rules are met.

In order for a stockholder to bring any other business or director nominations before an Annual Meeting of Stockholders, the stockholder must comply with certain conditions set forth in Article II, Sections 12, 13 and 14, of our Second Amended and Restated Bylaws, including delivery of notice to us in sufficient time prior to the Annual Meeting of Stockholders. Pursuant to these provisions, notice of nomination or proposal must be received by us no earlier than 120 days prior, and no later than 90 days prior, to the anniversary of the 2017 Annual Meeting of Stockholders; provided, however, that in the event the date of the 2017 Annual Meeting is more than 30 days earlier or 60 days after the anniversary of the 2017 Annual Meeting of Stockholders, then notice must be received no earlier than 120 days prior, and no later than 90 days prior, to the 2018 Annual Meeting of Stockholders or, if the first public announcement of the date of the 2018 Annual Meeting is less than 100 days prior to such meeting, notice must be received not later than the close of business on the 10th day following the day on which such public announcement was made.

HOUSEHOLDING

If you and other persons in your household own shares of our Common Stock as the beneficial owner, your broker or bank may have given notice that your household will receive only one copy of our annual report and proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable. This practice is known as “householding.” Unless you responded to that notice that you did not wish to participate in householding, you would be deemed to have consented to participating, and only one copy of our annual report and proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, would be sent to your address. This procedure reduces our printing costs and postage fees.

Any stockholder who wishes to receive his or her own set of our annual reports and proxy statements or Notice of Internet Availability of Proxy Materials, as applicable, or who shares an address with another stockholder of Bankrate and together would like to receive only one set of annual disclosure documents, should contact us at 1675 Broadway, 22nd Floor, New York, New York 10019, Attention: Corporate Secretary, being sure to supply the names of all stockholders at the same address, the name of the bank or brokerage firm, and the account number(s). You can also reach us at (917) 368-8600. The revocation of consent to householding should be effective 30 days after the notice is received.

By Order of the Board of Directors,

James R. Gilmartin
Senior Vice President, General Counsel and Corporate
Secretary

Appendix A

Unaudited Reconciliation of GAAP to Non-GAAP Financial Information

	Year ended	Two years ended
(In thousands)	December 31, 2016	December 31, 2016
Net loss (A)	$(34,134)	$(47,480)
Net loss on discontinued operations	96	30,284
Income tax expense	8,344	18,459
Interest and other expenses, net	19,677	41,956
Depreciation and amortization	42,247	83,090
Changes in fair value of contingent acquisition consideration	(6,481)	(6,902)
Stock-based compensation expense	19,159	38,576
Legal settlements	5,345	5,348
Acquisition, disposition and related expenses	1,811	2,380
Restructuring charge	(117)	5,499
Impairment charges (B)	43,110	43,110
Restatement-related expenses (C)	7,853	19,285
NextAdvisor contingent deferred compensation (D)	6,205	6,205
China operations (E)	1,682	2,075
Impact of purchase accounting	—	35
Total Company Adjusted EBITDA	$114,797	$241,920

(A)	Includes the results of NextAdvisor since its acquisition in June 2016.

(B)	During the year ended December 31, 2016, $25.0 million, $6.6 million and $4.0 million was recorded for goodwill impairment to our Banking, pre-realigned Quizzle and Senior Care reporting units, respectively, and $7.5 million was recorded for intangible asset impairment to our pre-realigned Quizzle reporting unit.

(C)	Restatement-related expenses include expenses related to the Restatement, the Internal Review, the SEC and DOJ investigations and related litigation and indemnification obligations.

(D)	Represents contingent deferred compensation expense related to the NextAdvisor acquisition.

(E)	Represents the loss from the operations in China, and includes legal and other costs incurred to wind down those operations. The results of China were previously presented as a discontinued operation when it was actively marketed for sale. After the negotiations with the potential buyer did not result in a sale of the business, we initiated the process to wind down the operations.

Management defines “Adjusted EBITDA” as income from continuing operations before depreciation and amortization; interest; income taxes; changes in fair value of contingent acquisition consideration; stock-based compensation and other items such as loss on extinguishment of debt, legal settlements, acquisition, disposition and related expenses; restructuring charges; any impairment charges; NextAdvisor contingent deferred compensation for the acquisition; costs related to the Restatement, the Internal Review, the SEC and DOJ investigations and related litigation and indemnification obligations; purchase accounting adjustments; and our operations in China as we are winding down and ceasing those operations. The Company’s presentation of Adjusted EBITDA, a non-GAAP measure, may not be comparable to similarly titled measures used by other companies.

As discussed in this proxy statement, we use Adjusted EBITDA as a key performance measure under our short term incentive plan and long-term equity incentive awards, as they pertain to the named executive officers. We also use Adjusted EBITDA and other non-GAAP financial measures for financial and operational decision-making. We believe these non-GAAP measures enhance investors’ overall understanding of Bankrate’s current financial performance and its prospects for the future. Specifically, Bankrate believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results. In addition, because Bankrate has historically reported certain non-GAAP results to investors, Bankrate believes the inclusion of non-GAAP measures provides consistency in its financial reporting. Adjusted EBITDA and other non-GAAP metrics are not intended to represent or to be used as a substitute for, or be considered superior to, GAAP results.

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BANKRATE, INC. 1675 BROADWAY, 22ND FLOOR NEW YORK, NY 10019

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E28000-P93479	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BANKRATE, INC.
The Board of Directors recommends you vote FOR Proposals 1 and 2.

1.	To elect two (2) directors to the Board of Directors:

	Class III Nominees with terms expiring at the 2020 Annual Meeting:		For	Withhold

	1a. Peter C. Morse		☐	☐

	1b. Mitch Truwit		☐	☐

							For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.						☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E28001-P93479

Bankrate, Inc.
Annual Meeting of Stockholders on June 20, 2017
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2017, and does hereby appoint Kenneth S. Esterow, Steven D. Barnhart and James R. Gilmartin, and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as indicated on the reverse side, all the shares of Common Stock, par value $0.01 per share, of Bankrate, Inc. held of record by the undersigned on April 24, 2017 at the Annual Meeting of Stockholders to be held on June 20, 2017, and any adjournment(s) or postponement(s) thereof, and with discretionary authority as to any and all other matters that may properly come before the meeting.

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure the shares held in your account are represented at the meeting by promptly returning your proxy in the enclosed envelope, or by voting via the Internet or telephone, as described on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Unless otherwise specified, the shares will be voted “FOR” Proposals 1 and 2 as described in the Proxy Statement. The Proxies are authorized to vote in accordance with their judgment upon all such other matters as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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